Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

BAKKT OPCO HOLDINGS, LLC,

BAKKT HOLDINGS, INC.,

DISTRIBUTED TECHNOLOGIES RESEARCH GLOBAL LTD,

and

AKSHAY NAHETA

Dated as of January 11, 2026

i

3.26	Ownership of Parent Capital Stock	41
3.27	Brokers	41
3.28	Non-Foreign Partner	41
3.29	Outbound Investment Security Program	42
3.30	Foreign Direct Investment	42
3.31	Investment Intent	42
3.32	No Other Representations or Warranties	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		44

4.1	Organization; Good Standing	44
4.2	Power; Enforceability	45
4.3	Non-Contravention	45
4.4	Requisite Governmental Approvals	45
4.5	Parent Capitalization	46
4.6	Subsidiaries	46
4.7	Valid Issuance	46
4.8	Fairness Opinion	46
4.9	Parent SEC Reports	47
4.10	Parent Financial Statements	47
4.11	Tax Matters.	47
4.12	Undisclosed Liabilities	48
4.13	Compliance with Laws	49
4.14	Intellectual Property; Privacy.	49
4.15	Legal Proceedings; Orders	49
4.16	Anti-Corruption Compliance	49
4.17	Compliance with Customs & Trade Laws and Sanctions	50
4.18	Regulatory Matters	50
4.19	No Other Representations or Warranties	51

ARTICLE V COVENANTS OF THE COMPANY		52

5.1	Affirmative Obligations	52
5.2	Company Forbearance Covenants	52
5.3	No Solicitation	54
5.4	No Control of the Other Party’s Business	55
5.5	Seller Reorganization	55

ARTICLE VI COVENANTS OF PARENT		55

6.1	Affirmative Obligations	55
6.2	Parent Forbearance Covenants	56
6.3	Parent Capital Stock	57
6.4	Parent Board Recommendation	57
6.5	Seller Loan Amount	58
6.6	No Control of the Other Party’s Business	58

ARTICLE VII ADDITIONAL COVENANTS		59

7.1	Efforts	59
7.2	Regulatory Matters	59

7.3	Proxy Statement	61
7.4	Parent Stockholder Meeting	62
7.5	Anti-Takeover Laws	63
7.6	Access	63
7.7	Public Statements and Disclosure	63
7.8	Transaction Litigation	64
7.9	Tax Matters	64
7.10	Employee Matters	65
7.11	Special Committee	65
7.12	Indemnification Provisions	66
7.13	Cooperation Agreement	66
7.14	Employment Agreement	66
7.15	Stock Exchange Listing	66
7.16	Confirmatory Intellectual Property Assignment	66

ARTICLE VIII CLOSING CONDITIONS		66

8.1	Each Party’s Conditions to Close	66
8.2	Additional Conditions to the Company and Seller’s Obligation to Close	67
8.3	Additional Conditions to Parent’s and Buyer’s Obligations to Close	68
8.4	Frustration of Closing Conditions	69

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		70

9.1	Termination	70
9.2	Manner and Notice of Termination; Effect of Termination	71
9.3	Fees and Expenses	72
9.4	Amendment	72
9.5	Extension; Waiver	72

ARTICLE X GENERAL PROVISIONS		73

10.1	Survival of Representations, Warranties and Covenants	73
10.2	Notices	73
10.3	Assignment	74
10.4	Confidentiality	74
10.5	Entire Agreement	74
10.6	Third Party Beneficiaries	74
10.7	Severability	74
10.8	Remedies	75
10.9	Governing Law	75
10.10	WAIVER OF JURY TRIAL	76
10.11	Arbitration	76
10.12	Disclosure Letter References	76
10.13	Counterparts	76
10.14	Designated Individual	77

Exhibits, Annexes and Schedules

Exhibit A	Form of Restrictive Covenant Agreement
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Joinder Agreement

Annex A	Illustration of Exchange Ratio

Schedule 2.6	Share Allocation
Schedule 8.1(d)	Financial Regulatory Governmental Authorizations

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2026 by and among Bakkt Opco Holdings, LLC, a Delaware limited liability company (such entity or the Buyer Designee, as defined in Section 2.1, “Buyer”), Bakkt Holdings, Inc., a Delaware corporation (“Parent”), Distributed Technologies Research Global Ltd, a private limited company incorporated in Cyprus (the “Company”), and Akshay Naheta (“Seller”). Each of Parent, Buyer, Company and Seller are sometimes referred to as a “Party” and collectively the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. Seller possesses valid, legal title to all of the issued and outstanding Company Shares, whether directly or pursuant to those certain Share Purchase and Custody Agreements and Share Purchase, Custody & Vendor Agreements from January, August and December of 2025 (collectively, the “Share Purchase and Custody Agreements”), whereby Seller has transferred beneficial ownership of Company Shares to certain individuals (together with any other Persons to whom beneficial ownership of any Company Shares is transferred, “Company Beneficial Owners”) but has retained full legal title, as nominee and custodian, to such Company Shares. Seller has agreed to sell to Buyer, free and clear of all Liens (except for Liens created by Buyer, Parent or an Affiliate thereof or those imposed by applicable securities Laws), and Buyer has agreed to purchase from Seller, all of the issued and outstanding Company Shares upon the terms and conditions set forth in this Agreement (the “Share Purchase”).

B. The board of directors of Parent (the “Parent Board”) formed the Special Committee of the Parent Board (the “Special Committee”), and the Special Committee has: (i) determined that it is in the best interests of Parent and the Parent Stockholders (excluding Seller and his Affiliates) that, subject to the terms and conditions of this Agreement, Buyer acquire the Company through the transactions contemplated by this Agreement, which include (A) the subscription of shares of Parent Class A Common Stock by Buyer in exchange for the issuance of Buyer Units to Parent (the “Share Subscription”) and (B) the Share Purchase (the transactions contemplated by this Agreement and all other Related Agreements, including the Share Subscription and the Share Purchase, collectively, the “Transaction”); (ii) approved the execution and delivery of this Agreement by Parent, the performance by Parent of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Parent Board approve the execution and delivery of this Agreement by Parent, the performance by Parent of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein.

C. The Parent Board (other than Seller, who recused himself from deliberations and approval), acting upon the recommendation of the Special Committee, has: (i) determined that it is in the best interests of Parent and the Parent Stockholders (excluding Seller and his Affiliates) that, subject to the terms and conditions of this Agreement, Parent consummate the Transaction; (ii) approved the execution and delivery of this Agreement by Parent, the performance by Parent of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein; and (iii) directed that the Required Parent Voting Proposals be submitted to the Parent Stockholders for their approval and resolved to recommend that the Parent Stockholders vote in favor of the approval of the Required Parent Voting Proposals (the “Parent Board Recommendation”).

D. The board of directors of the Company (the “Company Board”) has determined that it is advisable and in the best interests of the Company and Seller to consummate the Share Purchase and, in furtherance thereof, has approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein.

E. Parent, as the managing member of Buyer, has (i) determined that it is in the best interests of Buyer and the Buyer Unitholders that, subject to the terms and conditions of this Agreement, Buyer consummate the Transaction, and (ii) approved the execution and delivery of this Agreement by Buyer, the performance by Buyer of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, Seller will execute and deliver to Buyer a restrictive covenant agreement (the “Restrictive Covenant Agreement”), substantially in the form attached hereto as Exhibit A, which will be effective as of the Closing.

G. Concurrently with the execution and delivery of this Agreement, each of Parent’s directors, executive officers and certain shareholders holding more than 5% of Parent’s voting securities will execute and deliver to the Company a voting and support agreement (the “Voting and Support Agreement”) in substantially the form attached hereto as Exhibit B.

H. Concurrently with the execution and delivery of this Agreement, Parent, Seller and each current Company Beneficial Owner shall enter into a registration rights agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), which will be effective as of the Closing.

I. Concurrently with the execution and delivery of this Agreement, each current Company Beneficial Owner will execute and deliver to the Company a joinder agreement in substantially the form attached hereto as Exhibit D (each, a “Joinder Agreement”).

J. Parent, Buyer, the Company, and Seller desire to make certain representations, warranties, covenants, and agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acquisition Inquiry” means a request for information or for a discussion from a third party for the purpose of evaluating the making of an Acquisition Proposal.

(b) “Acquisition Proposal” means any offer, proposal or indication of interest from a third party to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Share Purchase) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or any of its Subsidiaries, or any Group that includes Parent or any of its Subsidiaries), of Company Shares or securities convertible into, or exchangeable for, Company Shares or any other securities of the Company, in each case, representing more than 20% of the outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the outstanding Company Shares or voting power of the Company or securities convertible into, or exchangeable for, more than 20% of the outstanding Company Shares or voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or any of its Subsidiaries, or any Group that includes Parent or any of its Subsidiaries), of more than 20% of the consolidated assets of the Company Group taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, joint venture, partnership, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries whose business accounts for more than 20% of the revenue or consolidated assets of the Company and its Subsidiaries, taken as a whole, pursuant to which any Person or Group or equityholders of any such Person or Group (other than Parent or any of its Subsidiaries, or any Group that includes Parent or any of its Subsidiaries, or the equityholders of the Company prior to the consummation of such transaction), would hold Company Shares representing more than 20% of the outstanding Company Shares or voting power of the Company or securities convertible into, or exchangeable for, more than 20% of the outstanding Company Shares or voting power of the Company after giving effect to the consummation of such transaction.

(d) “Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, proceeding or demand.

(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that neither Intercontinental Exchange Holdings, Inc. (and its Affiliates) nor Seller shall be considered an Affiliate of Parent or its Subsidiaries.

(f) “Alternative Acquisition Agreement” means any binding or non-binding letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any Contract relating to a Parent Acquisition Transaction or Parent Acquisition Proposal.

(g) “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other applicable anti-corruption Laws.

(h) “Anti-Money Laundering Laws” means anti-money laundering laws including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, the criminal money laundering laws at 18 U.S.C. §§ 1956, 1957, and 1960, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the applicable Party conducts business, the rules and regulations thereunder and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency.

(i) “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that is applicable to the Transaction.

(j) “Business Day” means any day other than (x) Saturday or Sunday or (y) any other day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(k) “Buyer Unit” means a Common Unit of Buyer.

(l) “Buyer Unitholders” means the holders of Buyer Units.

(m) “Closing Exchange Rate” means, with respect to a relevant currency in question, the average daily exchange rate of such relevant currency to the other relevant currency for the 5-day period ending on the last full day immediately prior to the Closing Date (as reported by Bloomberg).

(n) “Closing Indebtedness” means, without duplication, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company Group as of immediately prior to the Closing, and any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness at the Closing. Closing Indebtedness shall be expressed in USD determined by multiplying any non-USD currency components by the Closing Exchange Rate.

(o) “Code” means the Internal Revenue Code of 1986.

(p) “Company Data” means any data or information Processed by or for the Company Group.

(q) “Company Employee Plan” means each Employee Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company Group or with respect to which the Company Group has or would reasonably be expected to have any actual or contingent liability.

(r) “Company Group” means the Company and its Subsidiaries.

(s) “Company Intellectual Property” means any Intellectual Property Right that is owned or purported to be owned by the Company or any of its Subsidiaries.

(t) “Company Material Adverse Effect” means any change, event, effect, development, occurrence, fact, condition or circumstance (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company Group, taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether there has been, or would reasonably be expected to occur, a Company Material Adverse Effect:

(i) changes in general economic conditions anywhere in the world, or changes in conditions in the global, domestic, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets anywhere in the world, including (A) changes in interest rates; (B) changes in exchange rates for the currencies of any country or cryptocurrencies or other digital currencies or virtual currencies; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market or trading in cryptocurrencies, digital currencies or virtual currencies;

(iii) changes in conditions that are generally applicable in the industries in which the Company Group conducts business;

(iv) changes in regulatory, legislative or political conditions anywhere in the world (including the legal or regulatory framework(s) governing cryptocurrencies, digital currencies, or virtual currencies and including anti-dumping actions, international tariffs, sanctions, governmental shutdowns, trade policies or disputes or any “trade war” or similar actions), civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof;

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack, cyberterrorism, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber-attack, cyberterrorism, terrorism or military actions) anywhere in the world;

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other similar force majeure events anywhere in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities);

(vii) any epidemic, pandemic or disease outbreak, or any Law, mandate, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other similar restrictions in connection with or in response to an epidemic, pandemic or disease outbreak or any change in such Law, mandate, directive, pronouncement or guideline or any material worsening of such conditions;

(viii) announcement of this Agreement or the pendency of the Transaction, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (viii) shall be inapplicable with respect to any representation or warranty explicitly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transaction;

(ix) the compliance by any Party with the terms of this Agreement, or the exercise of any Party’s rights under this Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with this Agreement;

(x) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi) inflation or any changes in the rate of increase or decrease of inflation;

(xii) changes in GAAP or other accounting standards or changes in, or changes proposed by a federal or state legislative body to, any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, or any action taken for the purpose of complying with GAAP or any applicable Law;

(xiii) any failure by the Company Group to meet any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless such failure would otherwise be excepted from this definition by another exception herein); or

(xiv) any Transaction Litigation; provided, however, that this clause (xiv) shall be inapplicable with respect to any representation or warranty explicitly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transaction;

except, in case of each of clauses (i) through (vii) and clauses (xi)-(xiii) to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company Group, taken as a whole, relative to other similarly situated companies operating in the industries and jurisdictions in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has or would reasonably be expected to have occurred.

(u) “Company Shares” means the Company’s ordinary shares of EUR 0.10 each in the capital of the Company.

(v) “Contract” means any legally binding (whether written or oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, or other legally binding agreement.

(w) “Cooperation Agreement” means that certain Cooperation Agreement, dated as of March 19, 2025, as amended by that certain Amendment to the Cooperation Agreement, dated as of June 3, 2025, by and among Parent, the Company and Seller.

(x) “Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other applicable similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction.

(y) “Data Processing Obligation” means any applicable: (i) Law relating to privacy, data protection, security, or the Processing of Company Data, (ii) Data Processing Policies, or (iii) contractual obligation by which the Company Group is bound relating to the privacy, security, or the Processing of Company Data.

(z) “Data Processing Policy” means any public-facing policies, notices, representations, commitments, statements concerning privacy, data protection, security, or the Processing of Company Data made by or for the Company Group.

(aa) “DGCL” means the Delaware General Corporation Law.

(bb) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company Group.

(cc) “Employee Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, including, but not limited to, each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, commission, profit sharing, savings, retirement, supplemental retirement, disability, vacation, deferred compensation, employee assistance, wellness, legal services, fringe benefit plan, flexible spending or reimbursement account or agreement, severance, employment or other service termination, retention, change of control compensation, and other similar plan, agreement (including individual agreements) or arrangement, in each case, whether or not in writing and whether or not funded, other than any such plan or arrangement to which such Person or any Subsidiary contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by any Governmental Authority.

(dd) “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including Laws relating to: (i) the exposure to, or releases or threatened releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(ee) “Environmental Permits” means any licenses, permits, authorizations, registrations or other approvals required under Environmental Laws.

(ff) “ERISA” means the Employee Retirement Income Security Act of 1974.

(gg) “ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(hh) “Exchange Act” means the Securities Exchange Act of 1934.

(ii) “Executive Group” means, with respect to a Person, such Person’s Chief Executive Officer, any executive officer, and individual reporting directly to the Chief Executive Officer.

(jj) “Financial Regulatory Laws” means any applicable Law, including any state, national, foreign, or multi-jurisdictional Law, that is designed or intended to regulate money transmission or similar services, selling or issuing stored value, selling or issuing payment instruments, or digital financial asset business activities, including cryptocurrencies and other virtual currencies or digital currencies.

(kk) “GAAP” means generally accepted accounting principles in the United States, as in effect on the date or for the period with respect to which such principles are applied.

(ll) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational, with competent jurisdiction.

(mm) “Governmental Authorization” means any authorizations, approvals, licenses, charter, order, franchises, memberships, clearances, permits, certificates, waivers, notices, non-objections, no-action letter, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority, in each case other than relating to Intellectual Property Rights.

(nn) “Group” has the meaning as used in Section 13 of the Exchange Act.

(oo) “Hazardous Substance” means any: (i) material, substance or waste that (A) is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws or (B) can form the basis of any liability under any Environmental Law; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.

(pp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qq) “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) pursuant to securitization or factoring programs or arrangements; (d) net cash payment obligations of such Person under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (e) letters of credit (to the extent drawn), bank guarantees (to the extent drawn) and other similar contracts or arrangements entered into by or on behalf of such Person (to the extent drawn); (f) with respect to deferred purchase price of property (tangible or intangible), goods or services, including any earn-outs or purchase price adjustments relating to acquisitions (other than trade payables or accruals in the ordinary course of business); or (g) guarantee of any of the obligations or undertakings described in the foregoing clauses (a) through (f) of any other Person, in each case, excluding any obligations or undertakings owing solely among the members of the Company Group.

(rr) “Intellectual Property Rights” means any and all intellectual property rights throughout the world, including such rights in or otherwise associated with any of the following: (i) all United States and foreign patents and patent applications, including any provisionals, continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing (“Patents”); (ii) all copyrights, copyright registrations and applications therefor, mask work rights and registrations for mask work rights, and any other works of authorship or rights thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress and similar designation of origin and rights therein, together with all of the goodwill associated with any of the foregoing, and registrations and applications for registration thereof (“Marks”); (iv) internet domain names; (v) trade secret rights and analogous rights in know-how and other proprietary or confidential information, processes, formulae, designs, models and methodologies (“Trade Secrets”); and (vi) rights in technical databases and technical data collections, in each case of clauses (i) through (vi) above to the extent protectable by applicable Law.

(ss) “Intervening Event” means any Effect occurring following the execution and delivery of this Agreement that is material and that was not known to, or reasonably foreseeable by, the Parent Board on the execution and delivery of this Agreement (or if known or reasonably foreseeable to the Parent Board, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement), which Effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the Required Parent Stockholder Approval; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (1) any Effect that relates to a Parent Acquisition Proposal; (2) Parent meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period; (3) changes in the market price or trading volume of Parent Class A Common Stock; provided, that in the case of the foregoing clauses (2) and (3), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event; (4) results from a breach of this Agreement by Parent; (5) any changes in GAAP or other accounting standards or changes in, or changes proposed by a federal or state legislative body to, any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, or any action taken for the purpose of complying with GAAP or any applicable Law; (6) any changes in general economic conditions anywhere in the world, or changes in conditions in the global, domestic, international or regional economy generally; (7) any changes in conditions in the financial markets, credit markets or capital markets anywhere in the world, including (A) changes in interest rates; (B) changes in exchange rates for the currencies of any country or cryptocurrencies or other digital currencies or virtual currencies; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market or trading in cryptocurrencies, digital currencies or virtual currencies; or (8) any changes in regulatory, legislative or political conditions anywhere in the world (including the legal or regulatory framework(s) governing cryptocurrencies, digital currencies, or virtual currencies), except in the case of the foregoing clauses (5) through (8), to the extent that such Effect has had or would reasonably be expected to have a disproportionate effect on the applicable Person, relative to other similarly situated companies operating in the industries and jurisdictions in which it conducts business, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been an Intervening Event.

(tt) “Investor Questionnaire” means Parent’s customary Investor Suitability Questionnaire.

(uu) “IRS” means the United States Internal Revenue Service, or any successor agency thereto.

(vv) “Knowledge” of (i) Parent or Buyer, with respect to any matter in question, means the knowledge, after reasonable due inquiry, of the individuals listed in Section 1.1(vv) of the Parent Disclosure Letter and (ii) the Company, with respect to any matter in question, means the knowledge, after reasonable due inquiry of the individuals listed in Section 1.1(vv) of the Company and Seller Disclosure Letter; provided, however, that, with respect to matters related to Intellectual Property Rights, such reasonable due inquiry does not require the performance or obtaining of any clearance searches, freedom to operate searches or analyses, or other legal opinions, or otherwise the conducting of any similar investigations with respect to any third party Intellectual Property Rights.

(ww) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with binding and enforceable jurisdiction over the parties and subject matter of the dispute.

(xx) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, investigation or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(yy) “Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

(zz) “NYSE” means The New York Stock Exchange.

(aaa) “Open Source License” means a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), and Creative Commons License.

(bbb) “Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority (whether temporary, preliminary or permanent).

(ccc) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement, memorandum and articles of association, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

(ddd) “Parent Acquisition Proposal” means any offer, proposal or indication of interest from a third party to engage in a Parent Acquisition Transaction.

(eee) “Parent Acquisition Transaction” means any transaction or series of related transactions (other than the Share Purchase) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than the Company Group), of shares of Parent Capital Stock or securities convertible into, or exchangeable for, Parent Capital Stock or any other securities of Parent, in each case, representing more than 50% of the outstanding Parent Capital Stock or voting power of Parent after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 50% of the outstanding Parent Capital Stock or voting power of Parent or securities convertible into, or exchangeable for, more than 50% of the outstanding Parent Capital Stock or voting power of Parent after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than the Company or any of its Subsidiaries, or any Group that includes the Company or any of its Subsidiaries), of more than 50% of the consolidated assets of Parent and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, joint venture, partnership, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving Parent or any of its Subsidiaries whose business accounts for more than 50% of the revenue or consolidated assets of Parent and its Subsidiaries, taken as a whole, pursuant to which any Person or Group or equityholders of any such Person or Group (other than the Company or any of its Subsidiaries, or any Group that includes the Company or any of its Subsidiaries, or the equityholders of Parent prior to the consummation of such transaction), would hold shares of Parent Capital Stock representing more than 50% of the outstanding Parent Capital Stock or voting power of Parent or securities convertible into, or exchangeable for, more than 50% of the outstanding Parent Capital Stock or voting power of Parent (or the surviving corporation) after giving effect to the consummation of such transaction.

(fff) “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

(ggg) “Parent Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

(hhh) “Parent Class V Common Stock” means the Class V Common Stock, par value $0.0001 per share, of Parent.

(iii) “Parent Common Stock” means the Parent Class A Common Stock and the Parent Class V Common Stock.

(jjj) “Parent Data” means any personal or sensitive data or information Processed by or for Parent.

(kkk) “Parent Equity Plan” means Parent’s 2021 Omnibus Incentive Plan, as may be amended or restated from time to time and, in each case, the outstanding award agreements thereunder.

(lll) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries (including Buyer), taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether there has been or would reasonably be expected to occur a Parent Material Adverse Effect:

(i) changes in general economic conditions anywhere in the world, or changes in conditions in the global, domestic, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets anywhere in the world, including (A) changes in interest rates or Parent’s credit rating; (B) changes in exchange rates for the currencies of any country or cryptocurrencies or other digital currencies or virtual currencies; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market or trading in cryptocurrencies, digital currencies or virtual currencies;

(iii) changes in conditions that are generally applicable in the industries in which Parent and its Subsidiaries conduct business;

(iv) changes in regulatory, legislative or political conditions anywhere in the world (including the legal or regulatory framework(s) governing cryptocurrencies, digital currencies, or virtual currencies and including anti-dumping actions, international tariffs, sanctions, governmental shutdowns, trade policies or disputes or any “trade war” or similar actions), civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof;

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack, cyberterrorism, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber-attack, cyberterrorism, terrorism or military actions) anywhere in the world;

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other similar force majeure events anywhere in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities);

(vii) any epidemic, pandemic or disease outbreak, or any Law, mandate, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other similar restrictions in connection with or in response to an epidemic, pandemic or disease outbreak or any change in such Law, mandate, directive, pronouncement or guideline or any material worsening of such conditions;

(viii) announcement of this Agreement or the pendency of the Transaction, including the impact thereof on the relationships, contractual or otherwise, of Parent and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (viii) shall be inapplicable with respect to any representation or warranty explicitly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transaction;

(ix) the compliance by any Party with the terms of this Agreement, or the exercise of any Party’s rights under this Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with this Agreement;

(x) any action taken or refrained from being taken, in each case to which the Company has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi) inflation or any changes in the rate of increase or decrease of inflation;

(xii) changes in GAAP or other accounting standards or changes in, or changes proposed by a federal or state legislative body to, any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, or any action taken for the purpose of complying with GAAP or any applicable Law;

(xiii) changes in the price or trading volume of the Parent Class A Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred, unless such change would otherwise be excepted from this definition by another exception herein);

(xiv) any failure by Parent and its Subsidiaries to (A) meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period; or (B) meet any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred, unless such failure would otherwise be excepted from this definition by another exception herein); or

(xv) any Transaction Litigation; provided, however, that this clause (xv) shall be inapplicable with respect to any representation or warranty explicitly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transaction;

except, in case of each of clauses (i) through (vii), (xi), (xii), and (xiv) to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries and jurisdictions in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has or would reasonably be expected to have occurred.

(mmm) “Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

(nnn) “Parent PSUs” means restricted stock units of Parent (including “Performance Shares” within the meaning of the Parent Equity Plan) granted pursuant to the Parent Equity Plan and that were granted with vesting conditioned in whole or in part on the satisfaction of performance criteria (whether in addition to continued employment or other service or otherwise).

(ooo) “Parent RSUs” means restricted stock units of Parent granted pursuant to the Parent Equity Plan and that were granted without vesting conditioned in any part on the satisfaction of performance criteria other than continued employment or other service.

(ppp) “Parent Stockholders” means the holders of shares of Parent Capital Stock.

(qqq) “Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal on terms that the Parent Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel and in accordance with this Agreement) would be more favorable, from a financial point of view, to Parent Stockholders (solely in their capacity as such) than the Transaction (taking into account (i) those factors and matters deemed relevant in good faith by the Parent Board (or a committee thereof) which factors will include: the (A) identity of the Person making the proposal; (B) likelihood of consummation of the transaction contemplated by such Parent Acquisition Proposal; (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Parent Acquisition Proposal; and (D) if financing is required to consummate the transaction contemplated by such Parent Superior Proposal, that such financing is fully committed pursuant to one or more definitive agreements) and (ii) any binding proposal made by the Company to amend or modify the terms and conditions of this Agreement prior to the time of such determination; provided, however, that all references to “50%” in the definition of “Parent Acquisition Transaction” shall instead refer to “80%”.

(rrr) “Parent Warrant” means all warrants to purchase Parent Class A Common Stock.

(sss) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses (other than capital leases, leases underlying sale and leaseback transactions and licenses of Intellectual Property Rights); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) any licenses, covenants not to sue or similar rights under Intellectual Property Rights; (vii) statutory or common Law liens securing payments not yet due of landlords unless caused by Parent or the Company (as applicable) or any of their respective Subsidiaries; (viii) in the case of Parent, liens the existence of which are disclosed in the notes to the consolidated financial statements of Parent included in the Parent SEC Reports; and (ix) in the case of Parent, liens arising from Parent’s commercial purchasing card facility, disclosed in the notes to the consolidated financial statements of the Company and included in the Parent SEC Reports.

(ttt) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(uuu) “Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

(vvv) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; in each case of (i) through (iii), with any Governmental Authority; and (iv) internet domain names registered with an internet domain name registrar.

(www) “Regulatory Approvals” means any Governmental Authorizations or other notice of non-action or other determination not to object to the Closing under Antitrust Laws or Financial Regulatory Laws (including, with respect to any Money Services Letter, the deemed authorization thereof if the applicable Money Services Regulator does not request or require additional information within 60 days after submission), in each case required in connection with the Share Purchase or the other transactions contemplated by this Agreement, including the Governmental Authorizations with respect to the Financial Regulatory Laws set forth on Schedule 8.1(d).

(xxx) “Related Agreements” means the Restrictive Covenant Agreement, the Registration Rights Agreement, the Voting and Support Agreement and all other agreements and certificates entered into or otherwise delivered by on behalf of the Parties in connection with the transactions contemplated herein.

(yyy) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, investment bankers, attorneys, agents, advisors and other representatives.

(zzz) “Required Parent Stockholder Approval” means (i) the Share Subscription Approval and (ii) the Share Purchase Approval.

(aaaa) “Required Parent Voting Proposals” means the proposals to approve the (i) Share Subscription and (ii) Share Purchase.

(bbbb) “Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of applicable Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, Russia, Belarus, the Crimea region of Ukraine and the so-called Donetsk, Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

(cccc) “Sanctioned Person” means any Person: (a) designated on any applicable Sanctions-related list of sanctioned Persons maintained by any applicable Sanctions Authority; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction; or (c) any Person directly or indirectly owned or controlled by (in accordance with the relevant definitions under Sanctions) any Person or Persons described in the foregoing clauses (a) or (b).

(dddd) “Sanctions” means the applicable economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any applicable Sanctions Authority.

(eeee) “Sanctions Authority” means the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); the United Nations Security Council; the European Union and any of its member states; and the UK Government (including, but not limited to, His Majesty’s Treasury).

(ffff) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(gggg) “Securities Act” means the Securities Act of 1933.

(hhhh) “Seller Loan Amount” means any Closing Indebtedness payable to Seller or any of its Affiliates by any member of the Company Group.

(iiii) “Share Purchase Approval” means the vote or approval of the Share Purchase by the holders of the majority of the voting power of the outstanding shares of Parent Capital Stock present in person or represented by proxy at the Parent Stockholder Meeting and entitled to vote on the subject matter, unless the Special Committee determines otherwise.

(jjjj) “Share Subscription Approval” means the vote or approval of the Share Subscription by the holders of the majority of the voting power of the outstanding shares of Parent Capital Stock present in person or represented by proxy at the Parent Stockholder Meeting and entitled to vote on the subject matter, unless the Special Committee determines otherwise.

(kkkk) “Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof and all documentation related to the foregoing.

(llll) “Standard Inbound Licenses” means Contracts: (A) for third-party Technology or Intellectual Property Rights licensed to the Company or any of its Subsidiaries on a non-exclusive basis for commercially available software or services; (B) that are Open Source Licenses; (C) that are non-disclosure agreements not containing an express license to any Technology or Intellectual Property Rights; (D) that grant non-exclusive rights under any Intellectual Property Rights or to use Technology that are granted incidental to the primary purpose of such Contracts; (E) containing non-exclusive trademark or feedback licenses, in each case solely that are incidental to the primary purpose of such Contract; or (F) that are employment or contractor agreements on the Company’s standard form for such agreements which have been made available.

(mmmm) “Standard Outbound Licenses” means with respect to either Parent or the Company, as applicable, Contracts entered into in the ordinary course of business: (A) granting non-exclusive licenses to customers substantially on the Company’s or Parent’s, as applicable, standard form for such Contracts; (B) containing non-exclusive licenses to vendors and service providers for the sole purpose of providing the applicable services to the Company or Parent, as applicable, or any of their respective Subsidiaries; (C) that are non-disclosure agreements not containing an express license to any Technology; and (D) containing non-exclusive trademark or feedback licenses, in each case solely that are incidental to the primary purpose of such Contract.

(nnnn) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person. For the avoidance of doubt, Parent shall not be considered a Subsidiary of any Person.

(oooo) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments, fees, levies, customs, imposts, duties or other similar assessments or charges in the nature of a tax (including taxes based upon or measured by gross receipts, income, capital, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, premium, license, recording, environmental escheat, abandoned or unclaimed property, real or personal property and estimated taxes, alternative or add-on minimum taxes, customs duty or other taxes) imposed by any Governmental Authority, together with any interest, penalties, fines or additions to tax imposed thereon.

(pppp) “Tax Return” means any return, declaration, report, statement, certificate, form, election, claim for refund, estimate or information return or similar filing filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule, supplement and additional or supporting material or attachment thereto, and including any amendment thereof.

(qqqq) “Technology” means tangible embodiments of Intellectual Property Rights, including all technology, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), plans, discoveries, ideas, concepts, methods, specifications, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, emulation and simulation reports, test vectors and procedures, protocols, works of authorship, mask works, Software, files, information, documentation, data, technical databases, firmware, devices and hardware and other scientific or technical information or materials, in each case, in whatever tangible form embodying Intellectual Property Rights, but in all cases excluding the Intellectual Property Rights themselves.

(rrrr) “Termination Fee” means $4,815,000.

(ssss) “Transaction Expenses” means all costs, fees, and expenses incurred or accrued, due, or payable by the Company Group or Seller (including those triggered by the Closing) in connection with the Transaction or any related matters. Transaction Expenses shall be expressed in USD determined by multiplying any non-USD currency components by the Closing Exchange Rate.

(tttt) “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates (or their respective directors or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction, other than any Legal Proceedings among the Parties related to this Agreement.

(uuuu) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

(vvvv) “United States” and “U.S.” mean the United States of America.

(wwww) “WARN” means the United States Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law requiring advanced notice to employees or government agencies in the event of a plant closing or mass layoff.

1.2 Index of Defined Terms. In addition to the foregoing terms, the following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Adjustment Share Number	Section 2.3(a)
Agreement	Preamble
Allocation	Section 7.9(b)
Buyer	Preamble
Buyer Designee	Section 2.1
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreement	Section 3.18(c)
Company	Preamble
Company and Seller Disclosure Letter	Article III
Company Articles	Section 3.1(b)
Company Balance Sheet	Section 3.8
Company Beneficial Owners	Recitals
Company Board	Recitals
Company Facilities	Section 3.13(a)
Company Financial Statements	Section 3.8
Company Foreign Plan	Section 3.17(j)
Company Governmental Applications	Section 3.23(b)
Company Leases	Section 3.13(a)
Company Material Contract	Section 3.12(a)
Company Material Governmental Authorizations	Section 3.23(b)
Company Securities	Section 3.6(d)
Company Share Number	Section 2.3(b)
Company Software	Section 3.15(e)
Company Systems	Section 3.15(m)
Company Technology	Section 3.15(f)
Confidentiality Agreement	Section 10.4
Consideration	Section 2.3
Consideration Shares	Section 2.3(c)
Continuing Employee	Section 7.10(a)
Copyrights	Section 1.1(rr)
Designated Individual	Section 10.14
DPA	Section 3.28
Electronic Delivery	Section 10.13

Eligible Subsidiaries	Section 7.9(a)
Enforceability Exceptions	Section 3.2
Exchange Ratio	Section 2.3
FINRA	Section 4.4
Intended Tax Treatment	Section 7.9(a)
Joinder Agreement	Recitals
Marks	Section 1.1(rr)
Money Services Application	Section 7.2(f)
Money Services Letter	Section 7.2(f)
Money Services Regulator	Section 7.2(f)
Multiemployer Plan	Section 3.17(b)
Open Source Definition	Section 1.1(aaa)
Other Required Parent Filing	Section 7.3(c)
Outbound Investment Rules	Section 3.29
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Board Recommendation Change	Section 6.4
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.10
Parent Governmental Applications	Section 4.18(b)
Parent Material Governmental Authorizations	Section 4.18(b)
Parent SEC Reports	Section 4.9
Parent Share Price	Section 2.3(e)
Parent Share Number	Section 2.3(d)
Parent Stockholder Meeting	Section 7.4(a)
Parties	Preamble
Party	Preamble
Patents	Section 1.1(rr)
Pre-Closing Statement	Section 2.5
Proxy Statement	Section 7.3(a)
Proxy Statement Clearance Date	Section 7.3(a)
Registered Entity	Section 7.2(f)
Registration Rights Agreement	Recitals
Relevant Matters	Section 10.9
Restraint	Section 8.1(c)
Restrictive Covenant Agreement	Recitals
Security Incident	Section 3.15(o)
Seller	Preamble
Seller Allocation Percentage	Section 2.3(f)
Seller Employment Agreement	Section 7.14
Share Allocation Schedule	Section 2.6(a)
Share Purchase	Recitals
Share Purchase and Custody Agreements	Recitals
Share Subscription	Recitals
Special Committee	Recitals
Specified Date	Section 9.1(c)
Specified Financial Regulatory Authorizations	Section 8.1(d)
Termination Date	Section 9.1(c)
Top-up Consideration	Section 2.4
Trade Secrets	Section 1.1(rr)
Transaction	Recitals
U.S. Entity Classification Election	Section 7.9(a)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires or it is clearly described as such, the words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) The phrase “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of business of the applicable Party and its Subsidiaries.

(f) When used in this Agreement, references to “$” or “dollars” are references to U.S. dollars. All amounts in this Agreement will be paid in dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than dollars, to the extent applicable, the dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined jointly by Parent and Seller, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(h) When reference is made to any Party or party to any other agreement or document, such reference includes such Party’s or party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(i) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented, or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(k) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date.

(l) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof and all schedules and exhibits thereto.

(m) Except where otherwise expressly stated, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(n) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(o) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(p) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room at Docsend prior to the execution and delivery of this Agreement.

(r) Nothing contained in Article IV or Article III may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 4.19 and Section 3.32 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(s) All references to time shall refer to New York City time unless otherwise specified. For purposes of this Agreement, the expiration of a Business Day shall be deemed to have occurred one minute following 11:59 p.m. New York City Time on such date.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase. At the Closing, Seller shall sell, transfer, convey and deliver with full title guarantee and full legal beneficial title all Company Shares to Buyer (or its designee (“Buyer Designee”); provided, that Buyer Designee shall be a Subsidiary of Parent; provided, further, that Parent or Buyer shall provide prior written notice to the Company of the identity of Buyer Designee at least 3 Business Days in advance of Closing, and the Company’s approval of the Buyer Designee shall be required in writing (which consent shall not be unreasonably withheld or delayed)) free and clear of all Liens, and Buyer (or Buyer Designee) shall purchase such Company Shares from Seller, on the terms and subject to the conditions set forth in this Agreement, for the consideration set forth in, and to be paid in accordance with, Section 2.3. In the event that Buyer designates a Buyer Designee, such Buyer Designee shall replace Buyer for purposes of this Agreement and all Related Agreements.

2.2 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Share Purchase shall be consummated at a closing (the “Closing”) within 3 Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) via the electronic exchange of signatures, unless another time or place is mutually agreed upon in writing by Buyer and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 Consideration. At the Closing, in consideration for the sale of Company Shares pursuant to Section 2.1, Seller shall be entitled, with respect to each Company Share sold to Buyer pursuant to this Agreement, to a number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Consideration”). For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (i) the number of Consideration Shares by (ii) the Company Share Number, in which:

(a) “Adjustment Share Number” means the quotient determined by dividing (1) the sum of (A) Closing Indebtedness (including the Seller Loan Amount) plus (B) Transaction Expenses in excess of $1,500,000 by (2) the Parent Share Price.

(b) “Company Share Number” means the sum of (1) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing, plus (2) the aggregate number of Company Shares issuable upon full exercise or conversion of any options, warrants, or other convertible or derivative securities that are outstanding immediately prior to the Closing, on an as converted to ordinary shares basis, plus (3) the aggregate number of Company Shares issuable in respect of any promises or commitments to issue or grant Company Share or any options, warrants, or other convertible or derivative securities that have not been fulfilled as of immediately prior to the Closing.

(c) “Consideration Shares” means (1) the product determined by multiplying (A) the Parent Share Number by (B) the Seller Allocation Percentage, minus (2) the Adjustment Share Number.

(d) “Parent Share Number ” means the sum of (1) the total number of shares of Parent Class A Common Stock that are issued and outstanding immediately prior to the Closing, plus (2) the aggregate number of shares of Parent Capital Stock issuable upon full exercise or conversion of any options, warrants, or other convertible derivative securities, other than the Parent Warrants, that are outstanding immediately prior to the Closing, on an as converted basis.

(e) “Parent Share Price” means the average of the daily volume weighted average prices as reported on Bloomberg, or if not available on Bloomberg, as reported by Morningstar, rounded to the nearest $0.01, of a share of Parent Class A Common Stock listed on The New York Stock Exchange, measured over the 20 consecutive trading day period ending on and including the day immediately prior to the Closing Date, subject to appropriate adjustment in the event of any stock splits and combinations of shares, recapitalizations or the like.

(f) “Seller Allocation Percentage” means 31.5%.

For the avoidance of doubt and for illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Annex A.

2.4 Top-up Consideration. If, following the Closing, Parent issues shares of Parent Class A Common Stock to any holder of Parent Warrants that are outstanding as of the date of this Agreement in respect of the exercise of such Parent Warrants, no later than 5 Business Days after such issuance, as additional consideration for the Share Purchase, Parent shall issue such number of shares of Parent Class A Common Stock to Seller equal to the product of (a) the Seller Allocation Percentage multiplied by the number of shares of Parent Class A Common Stock issued pursuant to such Parent Warrants (the “Top-up Consideration”), subject to the terms and conditions in this Agreement. Any portion of the Top-up Consideration payable pursuant to this Section 2.4 in respect of the Company Shares (if any) does not constitute compensation for services, but rather constitutes part of the consideration payable to Seller in connection with the Share Purchase (including, but not limited to, for applicable Tax purposes), and shall be subject to the other terms and conditions set forth in this Agreement, including the deductions or withholdings referenced in Section 2.7.

2.5 Pre-Closing Statement. At least 10 Business Days before the Closing Date, the Company shall prepare and deliver to Buyer a preliminary statement setting forth in reasonable detail the Company’s good faith calculation of the Adjustment Share Number (including all components thereof, the “Pre-Closing Statement”) and accompanied by documentation satisfactory to Buyer (acting reasonably) in support of the information set forth therein. The Company shall consider in good faith any of Buyer’s reasonable comments to the Pre-Closing Statement and the figures and calculations set forth thereon and provide any additional supporting documentation reasonably requested by Buyer. At least 3 Business Days prior to the Closing Date, the Company shall deliver to Buyer a final copy of the preliminary Pre-Closing Statement, incorporating any such reasonable comments from Buyer that the Company, in its reasonable discretion, determines to incorporate, accompanied by documentation satisfactory to Buyer (acting reasonably) in support of the information set forth therein, setting forth in reasonable detail the Company’s final good faith calculation of the Adjustment Share Number (including all components thereof) (including all components thereof), accompanied by documentation satisfactory to Buyer (acting reasonably) in support of the information set forth therein.

2.6 Payment Procedures.

(a) Issuance of Consideration. At Closing, Parent shall initiate or cause to be initiated the delivery to Seller of the aggregate number of shares of Parent Class A Common Stock issuable to Seller at the Closing pursuant to Section 2.3, allocated among Seller and the Company Beneficial Owners as set forth on Schedule 2.6, which Seller may update by written notice to Parent no later than 2 Business Days prior to the Closing (the “Share Allocation Schedule”). The Share Allocation Schedule shall set forth the percentage of the Parent Class A Common Stock issuable to Seller at the Closing, to be delivered to each of Seller and the Company Beneficial Owners and such other details as may be reasonably necessary to effect such delivery.

(b) Rounding. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of shares of Parent Class A Common Stock to be issued, issuable, or distributed at any particular time to Seller in accordance with this Agreement shall be rounded to the nearest whole share. Seller shall not receive any consideration in respect of such rounding contemplated by the foregoing clause.

(c) No Other Consideration. The Consideration Shares and any Top-Up Consideration shall be the only consideration issued by Parent to Seller, any Company Beneficial Owner or any other Person pursuant to this Agreement. No inaccuracies in the Company’s capitalization, including inaccuracies in the Company Share Number or the identity of any Company Beneficial Owner or any other Person purporting to by a securityholder of the Company shall change the number of Consideration Shares and Parent shall have no obligation to issue or pay any additional consideration pursuant to this Agreement. Seller or the Company Beneficial Owners shall be solely responsible for, and none of Parent, Buyer or the

Company shall have any liability with respect to, any Taxes, including any withholding requirements, resulting from (i) any transfer of Company Shares prior to the Closing, whether by the Company or a holder of Company Shares to any other Person, or (ii) any transfer of the Consideration Shares following the Closing. Notwithstanding anything herein to the contrary, the provisions of this Section 2.6(c) shall survive the Closing.

2.7 Withholding Rights. Parent, Buyer, and the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to Seller and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law, including by reducing the number of shares of Parent Class A Common Stock issuable pursuant to this Agreement. Any such amounts so deducted or withheld shall be properly remitted to the appropriate Governmental Authority. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. At least 5 Business Days prior to the Closing, Parent or Buyer shall use commercially reasonable efforts to (a) notify Seller of any anticipated withholding reasonably in advance of the Closing, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with Seller in good faith to minimize the amount of any applicable withholding. Seller shall, and shall direct each Company Beneficial Owner to, provide Parent with a duly completed and executed IRS Form W-9 or Form W-8, as applicable, at the Closing; provided, that Parent’s sole recourse against the failure to provide such IRS Form W-9 or Form W-8 shall be to withhold Taxes in accordance with this Section 2.7 to the extent required by applicable provision of law.

2.8 Parent Class A Common Stock.

(a) The shares of Parent Class A Common Stock issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Regulation D or Regulation S of the Securities Act, and the exemption from qualification under applicable state securities Law. The Company, and following the Closing, Seller will reasonably assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

(b) Each book-entry entitlement representing Parent Class A Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by Seller in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by applicable Law or Parent’s Organizational Documents):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

2.9 Rights Not Transferable. The rights of Seller hereunder are personal in nature and, except with the written consent of Buyer, are non-transferable and non-assignable, except that each such Person shall be entitled to assign such Person’s rights by will, by the laws of intestacy or by other similar operation of law. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.10 Further Assurances. If at any time after the Closing, any further action is determined to be necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full right, title and possession to the Company Shares, the officers and directors of Parent, including Seller, will use reasonable efforts to take, or cause to be taken, all such necessary actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

With respect to any Section of this Article III, except as set forth in the corresponding section of the disclosure letter (subject to the terms of Section 10.12) delivered by the Company and Seller to Parent and Buyer on the date of this Agreement (the “Company and Seller Disclosure Letter”). The Company and Seller hereby jointly and severally represent and warrant to Parent and Buyer as follows:

3.1 Organization; Good Standing.

(a) The Company is duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of organization. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the properties or assets owned, operated or leased by it or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, correct and complete copies of its memorandum and articles of association (the “Company Articles”), each as amended to the date of this Agreement. The Company is not in violation of any of the provisions of the Company Articles.

(c) Section 3.1(c) of the Company and Seller Disclosure Letter lists the directors and officers of each member of the Company Group.

(d) Section 3.1(d) of the Company and Seller Disclosure Letter lists every jurisdiction in which the Company Group has employees or facilities.

3.2 Authority; Enforceability. The Company has the requisite corporate power and authority, and Seller has individual capacity, to: (a) execute and deliver this Agreement and any Related Agreements to which it or he is a party; (b) perform its or his covenants and obligations hereunder; and (c) consummate the Transaction. The execution and delivery of this Agreement and any Related Agreements to which the Company or Seller are a party by Company or Seller, as applicable, the performance by the Company or Seller of its or their covenants and obligations hereunder or under any Related Agreement to which the Company or Seller are a party and the consummation of the Transaction, have been duly authorized and approved by all necessary action on the part of the Company and consented to by the spouse (if any) of Seller, and no additional actions on the part of the Company or Seller are necessary to authorize the execution and delivery of this Agreement or the Related Agreements to which the Company or Seller are a party by the Company or Seller, the performance by the Company or Seller of its or his covenants and obligations hereunder or under any Related Agreement to which the Company or Seller are a party, and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Company and Seller and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company and Seller, enforceable against the Company and Seller in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval. The Company Board has approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transaction upon the terms and conditions set forth herein.

3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction: (a) do not violate or conflict with any provision of the Company Articles; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Company Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.5 and the Regulatory Approvals are made or obtained and, in the case of the consummation of the Transaction, violate or conflict with any Law applicable to the Company Group or by which any of their respective properties, assets, business or operations are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company Group or require the payment of any additional royalties or other fees, except in the case of each of clauses (b) and (c) for such violations, conflicts, breaches, defaults, terminations or accelerations that would not be material to the business of the Company Group, taken as a whole.

3.5 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company Group in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction, except for (i) the Regulatory Approvals and (ii) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or materially delay or impair the consummation of the Share Purchase.

3.6 Company Capitalization.

(a) The authorized share capital of the Company consists of 130,600,000 Company Shares. As of the date of this Agreement, 117,686,113 Company Shares are issued and outstanding.

(b) All issued and outstanding Company Shares have been validly issued and are fully paid, nonassessable and free of any preemptive rights.

(c) Seller is the sole legal owner of all Company Shares, and the beneficial owner of all Company Shares, except for the Company Shares beneficially owned by the Company Beneficial Owners as set forth in Section 3.6(c) of the Company and Seller Disclosure Letter. Except as contemplated hereby or in the Organizational Documents of the Company, the Company Shares owned by Seller and the Company Beneficial Owners are not subject to any Liens or to any rights of first refusal of any kind, and Seller has not granted any rights to purchase such Company Shares to any other Person. Seller has the sole right to transfer the Company Shares (including those beneficially owned by the Company Beneficial Owners) to Buyer. At the Closing, Buyer or Buyer Designee will receive full legal and beneficial title to such Company Shares, free and clear of all Liens. Except as contemplated hereby or in the Organizational Documents of the Company, neither Seller nor any prior registered, direct or beneficial holder of such Company Shares, if any, has previously granted or agreed to grant any ongoing power of attorney in respect of such Company Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such Company Shares, except for the rights of each Company Beneficial Owner under its respective Share Purchase and Custody Agreement. There are no outstanding loans from the Company Group to Seller.

(d) Company Securities. As of the date of this Agreement, there are: (i) no issued and outstanding shares of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract obligating the Company to issue any shares of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(e) Other Rights. Except as entered into following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.1 and Section 5.2, there are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company Group is a party or by which the Company Group is bound with respect to the voting of any shares of, or other equity or voting interest in, the Company Group, except for those related to Company Beneficial Owners; or (ii) Contracts to which the Company Group is a party or by which it is bound (A) restricting the transfer by the Company of any shares of, or other equity or voting interest in, the Company Group, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company Securities, (C) requiring registration of any of the Company Securities or (D) requiring the Company Group to make any payments based on the price or value of any of the Company Securities, except, in each case, pursuant to the Share Purchase and Custody Agreements. There are no accrued and unpaid dividends with respect to any outstanding Company Shares.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company and Seller Disclosure Letter sets forth a true, correct and complete list of the name, jurisdiction of organization, and schedule of equityholders of each of the Subsidiaries of the Company existing as of the date of this Agreement. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties, rights and assets, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents for each of the Subsidiaries. None of the Subsidiaries of the Company is in violation of its Organizational Documents.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any liens and free of any other restrictions (including any restrictions on the right to vote, sell, transfer, pledge or otherwise dispose of such capital stock or other equity or voting interest), except for, in each case, Permitted Liens. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock in the Company or other Company Securities. The Company Group does not have any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the Company with respect to its Subsidiaries).

(c) Except as issued following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.1 and Section 5.2, there are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, calls, subscriptions, warrants or other rights or arrangements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

(d) As of and following the Closing, neither Seller nor any of its Affiliates will own or otherwise retain any rights to any material asset that is necessary for the conduct of the Company Group’s business as of the date of this Agreement and as of immediately prior to the Closing.

3.8 Company Financial Statements. The Company has made available to Parent correct and complete copies of the Company Financial Statements, which: (i) were prepared in accordance with the International Financial Reporting Standards; and (ii) fairly present in all material respects the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the Company Group. For purposes of this Agreement, “Company Financial Statements” means (i) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company, Distributed Technologies Research Ltd, Distributed Technologies Research AG, and UAB UNBLOCK LT for the fiscal year ended December 31, 2024, (ii) the pro forma combined financial statements of the Company Group for the fiscal year ended December 31, 2024, (iii) the unaudited quarterly financial statements of the Company Group for the 9-month period ended September 30, 2025 and (iv) the unaudited monthly financial statements of the Company Group (the “Company Balance Sheet”) as of November 30, 2025.

3.9 Indebtedness. As of the date of this Agreement, the Company Group has no Indebtedness. Section 3.9 of the Company and Seller Disclosure Letter contains a true, correct, and complete list of all declared but unpaid dividends or distributions of the Company as of the date of this Agreement.

3.10 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, other than liabilities (a) reflected or otherwise reserved against in the Company Balance Sheet or in the Company Financial Statements; (b) arising pursuant to this Agreement or incurred in connection with the Transaction or in connection with obligations under existing Contracts (other than a breach or default of any such Contracts); (c) incurred in the ordinary course of business since the date of the Company Balance Sheet; (d) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.1 and Section 5.2 or (e) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Except for any actions or transactions (i) contemplated by the Cooperation Agreement or (ii) between one or more members of the Company Group, on one hand, and one or more of Parent, Buyer or any of their respective Affiliates or Subsidiaries, on the other hand, since December 31, 2024, through the date of this Agreement, the business of the Company Group has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 31, 2024 through the date of this Agreement, there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect that is continuing.

3.12 Material Contracts.

(a) List of Material Contracts. Section 3.12(a) of the Company and Seller Disclosure Letter contains a true, correct and complete list of each of the following Contracts to which the Company Group is a party or by which it is bound, other than any Company Employee Plan or any agreements with Parent, Buyer or any of their respective Affiliates or Subsidiaries (each, a “Company Material Contract”), as in effect as of the date of this Agreement:

(i) each Contract (excluding Company Leases) that involved the expenditure or receipt by the Company Group of more than $30,000 in the aggregate during the 12-month period ending on December 31, 2024, or would involve the expenditure or receipt by the Company Group of more than $75,000 in the aggregate in the 12-month periods ending December 31, 2025 and December 31, 2026;

(ii) any Contract containing supply commitments or take-or-pay or offtake obligations in excess of $20,000 on the part of any of the Company, its Subsidiaries or any counterparty to such Contract that will be in effect for more than 24 months following the date of this Agreement and cannot be cancelled on less than 120 days’ notice;

(iii) any Contract containing any covenant (A) expressly limiting the right of the Company Group to engage in any line of business or compete with any Person in any line of business or geographic area, or (B) prohibiting the Company Group from engaging in any line of business with any Person, in the case of each of clauses (A) or (B) in a manner that is material to the business of the Company Group, taken as a whole;

(iv) any Contract of the kind described in subsections (i) and (iii) of this definition (A) containing a “most favored nation” provision, or (B) granting to any Person any exclusive rights or an option of first refusal, first offer or similar preferential right to purchase or acquire any product, assets or property of the Company or any Subsidiary of the Company, the case of each of clauses (A) or (B) in a manner that is material to the business of the Company Group, taken as a whole;

(v) any Contract providing for the disposition or acquisition by the Company Group of any corporation, partnership, association or other business organization or division thereof (including by way of an acquisition of the assets or equity thereof) that is material to the Company and under which the Company or any Subsidiary of the Company has material continuing obligations, including as a result of the Company or any Subsidiary of the Company (including any of their respective predecessors) agreeing to retain liabilities or provide indemnification with respect to certain matters, including environmental matters, in each case, other than in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the incurrence of Indebtedness for the borrowing of money or extension of credit, in excess of an aggregate of $100,000 other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans solely among the Company and any of its Subsidiaries;

(vii) any Contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company Group; (B) the pledging of capital stock of the Company Group; or (C) the issuance of guarantees or similar obligations by the Company Group;

(viii) any Contract pursuant to which the Company Group grants any right, immunity or authorization to use or otherwise exploit any Technology that is material, individually or in the aggregate, to the business of the Company Group, other than Standard Outbound Licenses;

(ix) any Contract pursuant to which the Company Group receives a license, sublicense, covenant not to sue, immunity from suit, or other right to use or register, or title in or to, any Technology that is material, individually or in the aggregate, to the business of the Company Group, other than Standard Inbound Licenses;

(x) any Collective Bargaining Agreement;

(xi) any material Contract with any Governmental Authority;

(xii) any Contract providing for the compromise or settlement of any Legal Proceeding pursuant to which the Company Group has material continuing obligations;

(xiii) any Company Lease; and

(xiv) any Contract that involves a joint venture or legal partnership.

(b) The Company has made available to Parent a true, correct and complete copy of each Company Material Contract as in effect as of the date of this Agreement required to be scheduled in Section 3.12(a) of the Company and Seller Disclosure Letter.

(c) Validity. Subject to the Enforceability Exceptions, and assuming the parties other than the Company and each Subsidiary have duly authorized, executed and delivered such Company Material Contract, each Company Material Contract (other than any Company Material Contract that has expired in accordance with its terms) is binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in material breach of or default pursuant to any such Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto and neither the Company nor any of its Subsidiaries has received written notice of the foregoing in each case that has not been cured or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate any Company Material Contract (whether as a result of a change of control or otherwise).

3.13 Real Property.

(a) The Company Group does not own and has never owned any real property, nor is the Company Group a party to any agreement to purchase or sell any real property. Section 3.13(a) of the Company and Seller Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Company Group or otherwise used or occupied by the Company Group (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, and modifications thereof (“Company Leases”). All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not be material. There is not, under any Company Leases, any existing event of default (or event which with notice or lapse of time, or both, would constitute an event of default) of the Company Group, or to the Company’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company Group or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Leases, or otherwise adversely affect the continued use and possession of the Company Facilities for the conduct of business as presently conducted. The Company Group currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities.

(b) The Company Facilities are in good operating condition and repair in all material respects, reasonable wear and tear excepted. The operations of the Company Group on the Company Facilities do not violate any Law relating to such property or operations thereon. The Company Group is not required to expend more than $10,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company Group has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company Group is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Company Facilities. The Company expects to be able to continue to have the right to occupy the Company Facilities through the remainder of the term of the applicable Company Lease.

3.14 Environmental Matters. (a) The Company Group is and, except for matters that have been fully resolved, has been, in compliance in all material respects with all applicable Environmental Laws, (b) no written notice of a violation of, or liability under, any Environmental Law has been received by the Company Group, the substance of which has not been fully resolved, (c) no Legal Proceeding is pending, or to the Knowledge of the Company threatened in writing, against the Company Group under any Environmental Law, (d) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company Group, has released or disposed of any Hazardous Substance on or under real property currently or formerly owned, leased or operated by the Company Group, or any other location where Hazardous Substances generated by the Company Group have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company Group pursuant to any Environmental Law, (e) neither the Company nor any of its Subsidiaries has assumed, undertaken or agreed to provide indemnification for, as a result of any contract, any material liability of any other Person arising under Environmental Laws, and (f) the Company Group has no Environmental Permits.

3.15 Intellectual Property; Privacy.

(a) The Company Intellectual Property that constitutes Registered Intellectual Property, other than with respect to applications, is subsisting and to the Knowledge of the Company, valid and enforceable, and is owned exclusively by the Company or one of its Subsidiaries, free and clear of all liens other than Permitted Liens and there are no pending inventorship challenges, or opposition, reexamination, nullity, interference or other similar proceedings (excluding ordinary course office actions) commenced, or to the Knowledge of the Company threatened in writing, with respect to any of the Company Intellectual Property that constitutes Registered Intellectual Property, where applicable, in each case except as is not, and would not reasonably be expected to be, material to the businesses of the Company Group.

(b) The Company or one of its Subsidiaries, as applicable, exclusively owns all material Company Intellectual Property.

(c) (i) There are not, and since January 1, 2023 there have not been, any Legal Proceedings pending or threatened in writing by any Person against the Company Group, and (ii) neither the Company nor any of its Subsidiaries have received, since January 1, 2023, any written notice, charge, complaint, claim or other written assertion from any Person, in each case of (i) and (ii), alleging infringement, misappropriation or other violation by the Company Group of any Intellectual Property Right of such Person or challenging the ownership, validity or enforceability of any the Company Intellectual Property, except, in each case of (i) and (ii), as is not, and would not reasonably be expected to be material to the Company Group.

(d) To the Knowledge of the Company, the conduct of the business of the Company Group as currently conducted and as conducted since January 1, 2023 does not materially infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person, except as is not, and would not reasonably be expected to be, material to the businesses of the Company Group. Since January 1, 2023, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Legal Proceeding against any Person involving or relating to any of the Company Intellectual Property. Except as is not, and would not reasonably be expected to be, material to the businesses of the Company Group, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating nor, since January 1, 2023, has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.

(e) The Company Group has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information it has, in its reasonable business judgment, chosen to maintain as Trade Secrets. Neither the Company nor any of its Subsidiaries have disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any source code of any material proprietary Software owned or purported to be owned by the Company Group (the “Company Software”), except for disclosures to employees or independent contractors under written Contracts that subject such employees or independent contractors to reasonable confidentiality obligations.

(f) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) all Technology which embodies Company Intellectual Property (“Company Technology”) has been developed by employees within the scope of their employment or by independent contractors of the Company Group; and (ii) all such employees and independent contractors that have, in any material manner, developed, contributed to, modified, or improved Company Technology have executed written Contracts assigning all right, title and interest in such Technology, including all underlying Intellectual Property Rights, to the Company or one of its Subsidiaries. No government funding or facilities of a university, college, other educational institution, or research center were used in the development of any material Company Technology in a manner, or under circumstances or terms that would grant such party ownership or license rights to any such Company Technology or Company Intellectual Property.

(g) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Technology to any Person or to refrain from asserting any Intellectual Property Right against any Person.

(h) The Company Group is not party to any Contract which, upon the Closing, will result in: (i) the granting of any right, license, forfeiture, immunity from suit or covenant not to assert to any Person under or with respect to any material Intellectual Property Right (including any Intellectual Property Right owned by Parent or its Affiliates); (ii) require the consent of any other Person in respect of the Company’s or its Subsidiaries’ rights to own, transfer, license, use or hold for use, or otherwise exploit any material Company Technology; or (iii) Parent or any of its Affiliates (including, following the Closing, the Company Group) to be obligated to pay any royalties or other fees or consideration with respect to Technology that are materially in excess of those payable by the Company Group in the absence of this Agreement or the Transaction.

(i) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) since January 1, 2023, there have been no material failures of any of the computers, servers, workstations or other information technology equipment used in the operation of the Company Group’s businesses, other than defects which have been corrected or routine errors or bugs that have occurred in the ordinary course of business and (ii) the Company Software does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed to have any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed, or (B) damaging or destroying any data or file without the user’s consent.

(j) Except as is not, and would not reasonably be expected to be, material to the businesses of the Company Group, the Company Group has not: (i) granted (contingent or otherwise) to any Person access or rights to any source code of any the Company Software that the Company protects as a Trade Secret via an escrow arrangement; or (ii) taken any action that rendered any source code for any proprietary Company Software to be subject to any Open Source License that conditions the distribution of such Company Software on the disclosure, licensing or distribution of the corresponding source code to any Person or at no cost; or (iii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of such Open Source License (excluding obligations of notice or attribution).

(k) The Company Group and all, to the Knowledge of the Company, all third parties performing services for the Company Group (in the case of such third parties, to the extent relating to the provision of services for the Company Group) comply, and have at all times since January 1, 2023 complied, in all material respects, with all applicable Data Processing Obligations. Except as would not reasonably be expected to result in material liability to the Company Group, since January 1, 2023, the Company Group has at all applicable times provided all notices and obtained all consents, rights, and authorizations, in each case, as necessary to Process Company Data as Processed by or for the Company Group. No disclosures made or contained in any Data Processing Policy have been materially inaccurate, misleading, or deceptive.

(l) Since January 1, 2023, there are no unsatisfied requests from individuals to the Company Group seeking to exercise any privacy right under any Data Processing Obligation, except for such requests the Company Group is working to address within the timeframes set forth by applicable Data Processing Obligations and as would not reasonably be expected to result in material liability or otherwise be material to the Company Group. With respect to each Person performing services for the Company Group and permitted to access or otherwise Process Company Data, such Person has agreed to (i) implement reasonable means, appropriate to the nature of such Company Data, for protecting such Company Data from unauthorized access and other Processing and (ii) comply with all applicable Data Processing Obligations in all material respects.

(m) The execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions and any transfer of Company Data from or on behalf the Company Group in connection therewith will not, result in any material breach or material violation of any applicable Data Processing Obligations. Since January 1, 2023, (i) there has been no material Legal Proceeding against or involving the Company Group or, to the Knowledge of the Company, any of its service providers (in the case of service providers, regarding the Processing of Company Data for or on behalf of the Company Group) relating to privacy, security, or the Processing of Company Data or the security, availability, or integrity of any computers, servers, workstations, networks, systems, or other information technology hardware or infrastructure used by or for the Company Group to Process Company Data (“Company Systems”), nor (ii) has the Company Group received threats of such Legal Proceedings in writing or, to the Knowledge of the Company, orally.

(n) The Company Group has at all times since January 1, 2023, implemented and maintained commercially reasonable policies, and measures (including with respect to technical, administrative, and physical security), Company Systems and Company Data, to preserve and protect the confidentiality, availability, security, and integrity of all Company Systems and Company Data. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures, and facilities appropriate for its business and all Company Systems. Except as is not, and would not reasonably be expected to be, material to the businesses of the Company Group, the Company Group has remediated all security gaps and vulnerabilities affecting Company Data or Company Systems used by the Company Group, in each case identified by or to the Company Group since January 1, 2023, including in any review or assessment conducted by or for the Company Group. To the Knowledge of the Company, there are no unremediated critical- or high-severity gaps or vulnerabilities affecting Company Data or Company Systems.

(o) Since January 1, 2023, there has been no material breach, security incident, or successful ransomware, denial of access, or denial of service attack, hacking, or similar material event with respect to any Company System or Company Data, nor any material accidental, unlawful, or unauthorized access to, or other Processing of, Company Data (each, a “Security Incident”). Since January 1, 2023, neither the Company nor any of its Subsidiaries has notified or been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person of a Security Incident.

3.16 Tax Matters.

(a) The Company Group has duly and timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by it with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete, and is in compliance with all applicable Law, in all material respects.

(b) The Company Group has timely paid in full all income and other material amounts of Taxes that are required to be paid by it (regardless of whether such Taxes are reflected on any Tax Return).

(c) All material Taxes which the Company Group is, or have been, required by any applicable Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Authority, and the Company Group has complied with all reporting and record retention requirements related to such Taxes in all material respects.

(d) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired (other than any automatic or routine extensions that may still be in effect).

(e) There are no liens for Taxes upon any of the assets or properties of the Company Group, other than Permitted Liens.

(f) No material audits, examinations, investigations, or other proceedings with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and not been resolved.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns or pay Taxes of a particular type asserting that any such entity is subject to material Taxes imposed by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes, which claim has not been resolved. Neither the Company nor any of its Subsidiaries has commenced a voluntary disclosure proceeding with respect to a material amount of Taxes in any jurisdiction that has not been fully resolved or settled.

(h) No deficiency with respect to any material Taxes has been claimed or assessed or proposed in writing by any Governmental Authority against the Company Group that has not been fully paid, except with respect to Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements.

(i) Neither the Company nor any of its Subsidiaries has received a written claim from a Governmental Authority in respect of material Taxes that remains unresolved and that is attributable to a permanent establishment or an office or fixed place of business in a country that is outside of the country in which the relevant member of the Company Group is organized.

(j) Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is a member of the Company Group); (B) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, Tax allocation or Tax indemnification agreement or obligation or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes and other than an agreement or arrangement solely between or among the Company or its Subsidiaries); or (C) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract or otherwise by operation of Law.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in or incorrect method of accounting of the Company or such Subsidiary pursuant to Section 481(c) of the Code (or any analogous or similar provision of state, local or non-U.S. Law) prior to the Closing, (B) installment sale, intercompany transaction or open transaction made or entered into by the Company or such Subsidiary prior to the Closing, or any “excess loss account” of the Company or such Subsidiary existing as of immediately prior to the Closing, (C) prepaid amount received by the Company or such Subsidiary prior to the Closing (other than such amount received in the ordinary course of business), or (D) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or non-U.S. Law) entered into by the Company or such Subsidiary prior to the Closing.

(l) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4 (or any analogous or similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code that has not been properly complied with in all material respects.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock that was purported or intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring during the two-year period ending on the date of this Agreement.

(o) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction contract.

(p) Neither the Company nor any of its Subsidiaries has elected to defer any payroll, employment or similar Taxes pursuant to any payroll tax Executive Order, which Taxes have not been paid in full.

(q) The Company Group does not have a permanent establishment (within the meaning of any applicable Tax treaty), office or fixed place of business, or other form of taxable presence in a country other than the country in which it is organized.

(r) The Company Group is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology, except as has not had, and would not reasonably be expected to have, a material adverse effect on the Company Group. To the Knowledge of the Company, the prices for any property or services (or for the use of any property) provided by or to the Company Group are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(s) Neither the Company nor any of its Subsidiaries owns any “United States real property interest” within the meaning of Section 897(c) of the Code.

(t) Following the effectiveness of the U.S. Entity Classification Election, no member of the Company Group other than the Company is treated as a partnership for U.S. federal tax purposes. No member of the Company Group is a domestic corporation for U.S. federal tax purposes. No member of the Company Group holds any “United States real property interest”, within the meaning of Section 897(c) of the Code.

(u) This Section 3.16 and Section 3.17 (to the extent relating to Taxes) constitutes the sole and exclusive representations and warranties of the Company Group with respect to Taxes related to the Company Group. No other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto. Nothing in this Agreement (including this Section 3.16) shall be treated as containing any express or implied representations or warranties relating to the existence, amount, availability or usability of any Tax attribute or asset after the Closing.

3.17 Employee Benefits.

(a) Employee Plans. Section 3.17(a) of the Company and Seller Disclosure Letter sets forth a true, correct and complete list of each current material Company Employee Plan. With respect to each material Company Employee Plan, the Company has provided or made available to Parent a true and complete copy, to the extent applicable, of the plan document (including all material amendments thereto) governing such Company Employee Plan. With respect to the Company Employee Plans, there are no (i) trusts or other funding arrangements, (ii) ERISA summary plan descriptions or summary of material modifications, (iii) annual reports on IRS Form 5500, (iv) IRS determination letters or IRS letters or (v) any non-routine correspondence with any Governmental Authority.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or participates in, or contributes to or is required to contribute to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” that is subject to Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). Neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur (including on account of any ERISA Affiliate), any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan. No liability under Title IV or Section 302 of ERISA has been incurred by the Company Group (including on account of any ERISA Affiliate) that has not been satisfied in full, and to the Knowledge of the Company, no condition exists that would reasonably be expected to result in the Company Group (including on account of any ERISA Affiliate) incurring any such liability.

(c) Compliance. Each Company Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including any applicable regulatory guidance issued by any Governmental Authority. No Company Employee Plan is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. Except as would not, individually or in the aggregate, result in material liability to the Company Group, all contributions or insurance premiums required to be made or paid with respect to any Company Employee Plan have been timely made, paid, and deposited.

(d) Employee Plan Legal Proceedings. There are no Legal Proceedings pending, or to the Knowledge of the Company threatened in writing, on behalf of or against any Company Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits. No Company Employee Plan is, or within the last six years has been, the subject of an examination, investigation, or audit by a Governmental Authority, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) No Prohibited Transactions. With respect to each Company Employee Plan, (i) none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), and (ii) none of the Company Group has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Employee Plan, in each case except as has not had, and would not reasonably be expected to result in a material liability to the Company Group.

(f) No Welfare Benefit Plan. No Company Employee Plan is a “welfare benefit plan” (as defined in Section 3(1) of ERISA).

(g) No Employee Plan-Related Liabilities. Neither the Company nor any of its Subsidiaries have incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA with respect to any Company Employee Plan that has not been satisfied in full.

(h) No Triggering Event. None of the execution and delivery of this Agreement or the consummation of the Transaction shall, either alone or in combination with another event, (i) entitle any current or former employee, individual independent contractor or director of the Company Group to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Employee Plan or (iii) result in any payment or benefit made by the Company or any ERISA Affiliate to be characterized as a parachute payment within the meaning of Section 280G of the Code, except, in the case of each of clauses (i) or (ii), as provided in this Agreement.

(i) No Gross-Ups. Neither the Company nor any of its Subsidiaries has any obligation to reimburse, “gross-up,” make similar “make-whole” payments to, or otherwise indemnify, any Person for any Taxes, under Sections 409A or 4999 of the Code.

(j) Foreign Plans. Each Company Employee Plan that is subject to any Law other than U.S. federal, state or local Law (each a “Company Foreign Plan”) has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws. No Company Foreign Plan is required to be registered or approved by a non-U.S. Governmental Authority. No Company Foreign Plan is required to be funded or insured under applicable Law.

(k) Each Company Employee Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. No compensation paid by the Company has been included in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing.

3.18 Labor Matters.

(a) Section 3.18(a) of the Company and Seller Disclosure Letter sets forth a listing of all independent contractors of the Company who are natural persons as of the date of this Agreement.

(b) Section 3.18(b) of the Company and Seller Disclosure Letter sets forth a listing of all employees of the Company and the following information for each, in each case as of the date of this Agreement and subject to compliance with applicable Law: name, job title, compensation entitlement, and location where the employee primarily works, and period of notice or severance that the employee would be entitled to in advance of or in connection with termination of employment. The Company and Seller have provided Buyer with copies of all Contracts with Employees that contain severance or notice entitlement or would cause the Company or Seller to incur liability in connection with the termination of employment.

(c) Union Activities. No member of the Company Group is a party to any collective bargaining agreement or other agreement with a labor union or like organization (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by any labor union, labor organization or works council. To the Knowledge of the Company, there have been no labor union organizing activities with respect to any employees of the Company Group. As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown or work stoppage or other material labor dispute against or affecting any member of the Company Group.

(d) Employment Law. The Company Group is, and has been since January 1, 2023, in material compliance with all applicable Laws with respect to employment (including Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification, the WARN Act and collective bargaining). Except as has not had, and would not reasonably be expected to have, a material adverse effect on the Company Group, the Company Group (i) has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to Employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, (ii) has paid in full to all Employees, directors, and independent contractors all wages, salaries, commissions, bonuses, benefits, and other compensation due to be paid to or on behalf of such Employees, directors, and independent contractors, and (iii) does not have any liability with respect to any misclassification of (A) any Employee as an independent contractor rather than as an employee or (B) any Employee currently or formerly classified as exempt from overtime wages, except as has not had, and would not reasonably be expected to have, a material adverse effect on the Company Group. Since January 1, 2023, there have been no actual, or, to the Knowledge of the Company, threatened in writing, Legal Proceedings relating to labor or employment matters. The Company Group is not party to a conciliation agreement, consent decree or other agreement with or Order of any Governmental Authority. There are no Actions pending or, to the Knowledge of the Company Group, threatened, between the Company, its Subsidiaries and any of their Employees.

(e) Sexual Harassment or Discrimination. None of the Company Group is a party to a settlement agreement with an Employee to resolve allegations of discrimination, sexual harassment, or sexual misconduct by any Employee. In the last three years, no allegations of discrimination, sexual harassment or sexual misconduct have been made against any Employee.

(f) No Prior Restrictions. To the Company’s Knowledge, no employee of the Company Group is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating to the (A) right of any such employee to be employed by the Company Group or (B) knowledge or use of Trade Secrets or proprietary information.

3.19 Compliance with Laws. The Company Group is, and at all times since January 1, 2023, has been in compliance with, and has not violated, all Laws that are applicable to the Company Group or to the conduct of the business or operations of the Company Group in all material respects. The Company Group has not received any written, or, to the Knowledge of the Company, oral notices of suspected, potential or actual violation with respect to, any applicable Law, other than as would not be a Company Material Adverse Effect. No licenses, permissions, authorizations or consents have been sought at any time in respect of the Company Group but were refused.

3.20 Legal Proceedings; Orders.

(a) No Legal Proceedings.

(i) As of the date of this Agreement, there are no material Legal Proceedings that are pending, or to the Knowledge of the Company threatened in writing, against the Company Group or any present or former director or officer of the Company Group in such individual’s capacity as such.

(ii) There is no Legal Proceeding pending or threatened against Seller arising out of or relating to (i) Seller’s beneficial ownership of the Company Shares or rights to acquire Company Shares, (ii) Seller’s capacity as a holder of Company Shares, or (iii) the Transaction, nor is there any reasonable basis for any of the foregoing.

(b) No Orders. Except in connection with Transaction Litigation (if any), neither the Company Group (nor any of their respective properties or assets) is subject to any Order that would prevent or materially delay the consummation of the Transaction by the Company.

3.21 Insurance. The Company Group does not maintain any insurance policies.

3.22 Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, employee, agent, representative or other Person acting for the benefit of or on behalf of the Company Group (in each case in their capacity as such) has, in the past five years, taken any action that would cause any of the foregoing to be in violation of applicable Anti-Corruption Laws. The Company Group has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Corruption Laws and regulations. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company Group with respect to any Anti-Corruption Laws. The Company Group has never received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws.

3.23 Regulatory Matters.

(a) The Company Group is operating, and has at all times operated, in material compliance with applicable Anti-Money Laundering Laws. The Company Group has implemented and maintained anti-money laundering policies and procedures that meet the requirements of the applicable Anti-Money Laundering Laws. The Company Group has never received any written notice or communication from any Governmental Authority to the effect that such anti-money laundering program has been deemed ineffective or noncompliant or that such program has violated any applicable Anti-Money Laundering Laws in any material respect. Neither the Company nor any of its Subsidiaries has engaged in any transaction in violation of prohibitions on money laundering or terrorist financing. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company Group with respect to applicable Anti-Money Laundering Laws, nor is there any known basis therefor. The Company Group has never received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Money Laundering Laws.

(b) Section 3.23(b) of the Company and Seller Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction in which the Company Group holds any Governmental Authorizations that are material to the Company Group, taken as a whole (“Company Material Governmental Authorizations”), and (ii) each jurisdiction in which the Company Group has applications pending for any Governmental Authorizations that are material to the Company Group, taken as a whole (“Company Governmental Applications”). In each such jurisdiction, the Company Group is operating in material compliance with the applicable Company Material Governmental Authorizations and Company Governmental Applications, respectively. Except as would not be materially adverse to the Company Group, taken as a whole, the operations of the Company Group are and have been since January 1, 2023, conducted in all material respects in compliance with all Company Material Governmental Authorizations. All Company Material Governmental Authorizations are in full force and effect, and since January 1, 2023, neither the Company nor any of its Subsidiaries has received written, or to the knowledge of the Company, oral notice or communications from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Company Material Governmental Authorization or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Material Governmental Authorization.

3.24 Compliance with Customs & Trade Laws and Sanctions.

(a) For the applicable statute of limitations period, the Company Group and its directors and officers, and, to the Knowledge of the Company, employees and agents have been in compliance in all respects with Customs & Trade Laws and Sanctions.

(b) Neither the Company Group, nor any of its shareholders, directors (supervisory or management), officers, members, employees or agents is, or has been, in the applicable statute of limitations period, a Sanctioned Person.

(c) The Company Group has implemented policies and procedures reasonably designed to ensure compliance with Customs & Trade Laws and Sanctions in each of the jurisdictions in which the Company does business.

(d) Since the Company’s formation, the Company Group has obtained all required import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws or Sanctions, except where the failure to obtain any such license, consent, notice, waiver, approval, order, authorization or declaration or to complete any such registration or filing has not had, and would not reasonably be expected have, a Company Material Adverse Effect.

(e) Since the Company’s formation, the Company Group has not engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction in violation of Sanctions.

(f) Neither the Company nor any member of the Company Group has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions, (ii) been the subject of a current, pending or to the Knowledge of the Company, threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws.

3.25 Related Party Transactions. Except with respect to Parent, none of the officers and directors of the Company Group and, to the Knowledge of the Company, none of the other employees of the Company Group, or any of the immediate family members of any of the foregoing, (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement or understanding with, the Company Group (except with respect to any interest in less than 2% of the stock of any corporation whose stock is publicly traded), (b) is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company Group is a party or by which the Company, any Company Subsidiary or any of its or their respective assets are bound, except for normal cash- or equity-based compensation for services as an officer, director or employee thereof or (c) to the Knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Company Intellectual Property) that is used in, or that relates to, the Company’s business, except for the rights of holders of Company Shares arising out of their ownership of Company Shares.

3.26 Ownership of Parent Capital Stock. Neither the Company nor any equityholder of the Company (other than Seller) and, to the knowledge of the Company, none of the Company’s directors, officers, or equityholders holding five percent or more of the Company Shares (other than Seller), directly or indirectly “owns,” beneficially or otherwise, Parent Capital Stock, and at all times during the three-year period prior to the date of this Agreement, the Company and any equityholder of the Company (other than Seller) have not directly or indirectly “owned,” beneficially or otherwise, any of the outstanding Parent Capital Stock, or constituted an “interested stockholder” of Parent, as those terms are defined in the Organizational Documents of Parent.

3.27 Brokers. No financial advisor, investment banker, broker, finder, or other similar agent that has been retained by or is authorized to act on behalf of Seller or the Company Group is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transaction.

3.28 Non-Foreign Partner. The Company hereby represents that (a) it is not and is not controlled by a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and (b) it does not permit any foreign person affiliated with the Company, whether affiliated as a limited partner or otherwise, to obtain through the Company any of the following with respect to Parent: (i) control (as defined in the DPA) of Parent, including the power to determine, direct or decide any important matters for Parent; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of Parent (which shall not include financial information about Parent), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture Parent products, including processes, techniques, or methods; (iii) membership or observer rights on the Parent Board or the right to nominate an individual to a position on the Parent Board; or (iv) any involvement (other than through voting of shares) in substantive decision-making of Parent regarding (x) the use, development, acquisition or release of any Parent “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Parent; or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

3.29 Outbound Investment Security Program. The Company either is: (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. § 850, as implemented or revised from time to time (the “Outbound Investment Rules”). The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

3.30 Foreign Direct Investment. To the Knowledge of the Company, neither the Company nor any member of the Company Group operates within any of the 17 sectors described in The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021. The Company Group does not design, fabricate, develop, test, product or manufacture any items on the EU’s Dual Use list (Annex I to EC 2021/821).

3.31 Investment Intent.

(a) Seller is acquiring the shares of Parent Capital Stock for investment for its own account, not as a nominee or agent, and, except in accordance with this Agreement, not with the view to, or for resale in connection with, any distribution thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing any of such shares of Parent Capital Stock in violation of the Securities Act or any applicable state securities Law and has no contract, undertaking, agreement or arrangement with any person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

(b) Seller, either alone or together with its Representatives, has been given the opportunity to obtain additional information to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Parent concerning the terms and conditions of their acquisition of the shares of Parent Capital Stock pursuant to the terms of the Agreement. Seller is aware of Parent’s business affairs and financial condition and has, either alone or together with its Representatives, acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the shares of Parent Capital Stock.

(c) Seller understands that the shares of Parent Capital Stock have not been registered under the Securities Act and are being issued by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the shares of Parent Capital Stock are considered “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Seller may not transfer the shares of Parent Capital Stock until they are registered with the Securities and Exchange Commission and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that if an exemption from registration or qualification is available, the transfer of Parent Capital Stock may be conditioned on various requirements including, but not limited to, the time and manner or sale, the holding period of the shares of Parent Capital Stock, and requirements relating to Parent which are outside of Parent’s control, and which Parent is under no obligation and may not be able to satisfy. Seller further understands that the shares of Parent Capital Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(d) Seller understands that Parent provides no assurances as to whether he, she or it will be able to resell any or all of the shares of Parent Capital Stock pursuant to Rule 144, promulgated under the Securities Act, which rule requires, among other things, that Buyer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after Seller of the shares of Parent Capital Stock has held the shares of Parent Capital Stock for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding the foregoing, Seller further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(e) Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Seller also agrees to notify Parent if Seller becomes subject to such disqualifications after the date hereof.

(f) Seller acknowledges that Parent makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its Subsidiaries or the future business and operations of Parent and its Subsidiaries.

(g) Seller acknowledges that: (i) it has sought its own accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Parent Capital Stock; (ii) it has had the opportunity to conduct its own due diligence in connection with this Agreement and the Transaction; (iii) it has relied on its own due diligence and sources of information; (iv) it, by reason of its, or its management’s, business, financial or investment experience, has the knowledge, sophistication and capacity to evaluate the risks involved in this Agreement and the Transaction and to protect its own interests in connection with this Agreement and the Transaction; and (v) it has not relied upon, and hereby disclaims reliance on, any and all representations, warrants, or other statements by Parent, Buyer or any of their Representatives other than those expressly set forth in Article IV of this Agreement. Seller represents that it has consulted any tax and financial consultants it deems advisable in connection with the receipt of shares of Parent Capital Stock and that it is not relying on Parent for any Tax or financial advice. Seller acknowledges that it may suffer losses, damages, injuries, declines in value, lost opportunities, liabilities, fees, charges, costs or expenses of any nature in connection with this Agreement and the Transaction, in each case in connection with the existence of non-public information and the possible public disclosure following this Agreement and the Transaction by Parent or otherwise of such non-public information.

3.32 No Other Representations or Warranties. Except for the express representations and warranties made by the Company and Seller in this Article III (as qualified by the applicable items disclosed in the Company and Seller Disclosure Letter in accordance with the introduction to this Article III) or in any certificate delivered pursuant to this Agreement, neither the Company, Seller or any other Person makes or has made to Parent or Buyer, any representation or warranty, expressed or implied, at law or in equity, with respect to, or on behalf of the Company Group, their businesses, operations, assets, liabilities, financial condition or results of operations. Neither the Company, Seller, or any other Person makes or has made to Parent or Buyer, any representation or warranty, expressed or implied, at law or in equity, with respect to the future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) of the Company Group, or the accuracy or completeness of any information regarding the Company Group or any other matter furnished or provided to Parent or Buyer or made available to Parent or Buyer in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transaction. Except for the express representations and warranties made by the Company and Seller in this Article III (as qualified by the applicable items disclosed in the

Company and Seller Disclosure Letter), the Company Group disclaims any other representations or warranties, whether made by the Company Group or any of their respective Affiliates or representatives. The Company and Seller acknowledge and agree that, (a) except for the representations and warranties made by Parent and Buyer in Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Buyer, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries (including Buyer) or their respective businesses, operations, assets, liabilities, financial condition or results of operations and (b) none of Parent, Buyer, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to the future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) of Parent or its Subsidiaries (including Buyer) or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Buyer) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transaction. Each of the Company and Seller specifically disclaims that either of them are relying upon or has relied upon any other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent and its Affiliates (including Buyer) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Each of the Company and Seller acknowledges and agrees that no representation or warranty of Parent or Buyer in Article IV or in any certificate delivered pursuant to this Agreement shall be considered inaccurate or to have been breached for any purpose under this Agreement (including, for the avoidance of doubt, for the purposes of Section 8.2(a)), to the extent that Seller had actual knowledge of the inaccuracy in, or breach of, such representation or warranty prior to the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents, including any publicly filed schedules or exhibits thereto, filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after August 1, 2023 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”, disclosure set forth in any “forward-looking statements” disclaimer or any similar precautionary sections, in each case unless such disclosures constitute statements of historical facts, and any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature or any non-public materials); or (b) subject to the terms of Section 10.12, as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Buyer hereby represent and warrant to Seller as follows:

4.1 Organization; Good Standing.

(a) Each of Parent and Buyer is duly incorporated or formed, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation or formation. Each of Parent and Buyer has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Each of Parent and Buyer is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the properties or assets owned, operated or leased by it or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Each of the Organizational Documents of Parent and Buyer that are publicly available are true, correct, and complete in all respects as of the date of this Agreement. No amendments or modifications to such Organizational Documents are pending, proposed, or otherwise contemplated by Parent or Buyer.

4.2 Power; Enforceability. Assuming that the representations of Seller set forth in Section 3.26 are true and correct, each of Parent and Buyer has the requisite power and authority to: (a) execute and deliver this Agreement and any Related Agreements to which it is a party; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Required Parent Stockholder Approval, consummate the Transaction. Assuming that the representations of Seller set forth in Section 3.26 are true and correct, the execution and delivery of this Agreement and any Related Agreements to which Parent or Buyer is a party, by each of Parent and Buyer as applicable, the performance by Parent and Buyer of its respective covenants and obligations hereunder or any Related Agreements to which Parent or Buyer is a party, and the consummation of the Transaction, have been duly authorized and approved by the Special Committee and the board of directors of Buyer, and except for obtaining the Required Parent Stockholder Approval, no other corporate action on the part of Parent or Buyer is necessary to authorize the execution and delivery by Parent and Buyer of this Agreement and any Related Agreements to which Parent or Buyer is a party, the performance by Parent and Buyer of their respective covenants and obligations hereunder or any Related Agreements to which Parent or Buyer is a party and the consummation of the Transaction. This Agreement has been duly executed and delivered by each of Parent and Buyer, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. Assuming that the representations and warranties of the Company and Seller in Section 3.26 are true and correct, the execution and delivery of this Agreement by Parent and Buyer, the performance by Parent and Buyer of their covenants and obligations hereunder, and the consummation of the Transaction (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Buyer; (b) do not, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material contract of Parent or any of its Subsidiaries; (c) assuming the Governmental Authorizations referred to in Section 4.4 and the Regulatory Approvals are made or obtained and, in the case of the consummation of the Transaction, subject to obtaining the Required Parent Stockholder Approval, violate or conflict with any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties, assets, business or operations are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties, rights or assets of Parent or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or its Subsidiaries in connection with (a) the execution and delivery of this Agreement by Parent; (b) the performance by Parent of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction; except for (i) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the NYSE; (iii) the Regulatory Approvals; (iv) any filings and approvals on behalf of Parent or a Subsidiary as may be required under the rules of the SEC and the Financial Industry Regulation Authority (“FINRA”) (which, for the avoidance of doubt will be secured by Parent or its applicable Subsidiary); and (v) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or materially delay or impair the consummation of the Share Purchase.

4.5 Parent Capitalization. The authorized capital stock of Parent consists of (i) 560,000,000 shares of Parent Class A Common Stock, (ii) 10,000,000 shares of Parent Class V Common Stock, and (iii) 1,000,000 shares of Parent Preferred Stock. As of 11:59 p.m., New York City time, on January 7, 2026 (A) 25,514,376 shares of Parent Class A Common Stock were issued and outstanding; (B) no shares of Parent Class V Common Stock were issued and outstanding; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) 7,140,383 public warrants to purchase 285,615 shares of Parent Class A Common Stock at a purchase price of $287.50 per share were issued and outstanding; (E) 1,153,200 Class 1 warrants to purchase shares of Parent Class A Common Stock at a purchase price of $21.6725 per share were issued and outstanding; and (F) 864,650 Class 2 warrants to purchase shares of Parent Class A Common Stock at a purchase price of $21.6725 per share were issued and outstanding.

4.6 Subsidiaries. Section 4.6 of the Parent Disclosure Letter sets forth a true, correct and complete list of the name, jurisdiction of organization, and schedule of equityholders of each of the Subsidiaries of Parent existing as of the date of this Agreement. Each of the Subsidiaries of Parent (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties, rights and assets, except, in each case, as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Each of the Subsidiaries of Parent is duly qualified to do business and is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of the Subsidiaries of Parent is in violation of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.7 Valid Issuance. The Parent Class A Common Stock to be issued to Seller pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. The Parent Class A Common Stock to be issued in connection with the Transaction will be listed on the New York Stock Exchange. All outstanding Parent Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

4.8 Fairness Opinion. The Special Committee received the written opinion (or an oral opinion to be confirmed in writing) of Kroll, LLC to the effect that, as of the date of such opinion and based upon and subject to the scope of analysis, assumptions, qualifications, limiting conditions and other matters set forth therein, the Consideration to be paid by Parent in the Transaction is fair from a financial point of view to Parent and the Parent Stockholders excluding Seller (without giving effect to any impact of the Transaction on any particular Parent Stockholder other than in its capacity as a Parent Stockholder) (it being understood and agreed that such opinion is for the benefit of the Special Committee and may not be relied upon by Seller or the Company; provided, that a copy of such written opinion will promptly be delivered to the Company after execution of this Agreement solely for informational purposes on a non-reliance basis).

4.9 Parent SEC Reports. Since January 1, 2023, Parent has filed or furnished, as applicable, all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (the “Parent SEC Reports”). Each Parent SEC Report complied as to form, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), in all material respects, with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, each as in effect on the date that such Parent SEC Report was filed or furnished. As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any forms, reports, or documents with the SEC. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is subject to or the subject of ongoing SEC review or outstanding SEC comment.

4.10 Parent Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of Parent’s operations, changes in shareholders’ equity, and cash flows then ended and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Parent is in compliance in all material respects with the applicable listing requirements of the New York Stock Exchange and Buyer has not received written notice from the New York Stock Exchange regarding any failure to so comply.

4.11 Tax Matters.

(a) Parent and its Subsidiaries have duly and timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by them with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete, and is in compliance with all applicable Law, in all material respects.

(b) Parent and its Subsidiaries have timely paid or withheld all material Taxes that are required to be paid or withheld by them (regardless of whether such Taxes are reflected on any Tax Return).

(c) All material Taxes which Parent and each of its Subsidiaries is, or have been required by any applicable Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Authority, and each of Parent and its Subsidiaries has complied with all reporting and record retention requirements related to such Taxes in all material respects.

(d) There are no material liens for Taxes upon any of the assets or properties of Parent and its Subsidiaries, other than Permitted Liens.

(e) No material audits, examinations, investigations, or other proceedings with respect to Taxes of Parent or its Subsidiaries are presently in progress or have been asserted or proposed in writing and not been resolved.

(f) No written claim has been made by any Governmental Authority in a jurisdiction where neither Parent nor its Subsidiaries files Tax Returns or pay Taxes of a particular type asserting that any such entity is subject to material Taxes imposed by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes, which claim has not been resolved. Neither Parent nor any of its Subsidiaries has commenced a voluntary disclosure proceeding with respect to a material amount of Taxes in any jurisdiction that has not been fully resolved or settled.

(g) No deficiency with respect to any material Taxes has been claimed or assessed or proposed in writing by any Governmental Authority against Parent or its Subsidiaries that has not been fully paid, except with respect to Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Parent’s consolidated financial statements.

(h) Neither Parent nor any of its Subsidiaries has received a written claim from a Governmental Authority in respect of material Taxes that remains unresolved and that is attributable to a permanent establishment or an office or fixed place of business in a country that is outside of the country in which Parent or such Subsidiary, as applicable, is organized.

(i) Neither Parent nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4 (or any analogous or similar provision of state, local or non-U.S. Law).

(j) Neither Parent nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is Parent or any of its Subsidiaries); (B) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, Tax allocation or Tax indemnification agreement or obligation or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes and other than an agreement or arrangement solely between or among Parent or its Subsidiaries); or (C) has any material liability for the Taxes of any Person other than Parent or any of its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract or otherwise by operation of Law.

(k) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock that was purported or intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring during the two-year period ending on the date of this Agreement.

(l) This Section 4.11 constitutes the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes related to the Parent and its Subsidiaries. No other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto. Nothing in this Agreement (including this Section 4.11) shall be treated as containing any express or implied representations or warranties relating to the existence, amount, availability or usability of any Tax attribute or asset after the Closing.

4.12 Undisclosed Liabilities. Neither Parent nor Buyer has any liabilities, other than liabilities (a) reflected or otherwise reserved against in the Parent Financial Statements; (b) arising pursuant to this Agreement or incurred in connection with the Transaction or in connection with obligations under existing Contracts (other than a breach or default of any such Contracts); (c) incurred in the ordinary course of business since January 1, 2023; (d) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 6.1 or (e) that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.13 Compliance with Laws. Parent and its Subsidiaries are, and at all times since January 1, 2023, have been in material compliance with, and have not violated, any applicable Law, other than as would not be a Parent Material Adverse Effect. Buyer and its Subsidiaries have not received any notices of suspected, potential or actual violation with respect to, any applicable Law, other than as would not be a Parent Material Adverse Effect.

4.14 Intellectual Property; Privacy.

(a) To the Knowledge of Parent, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person, except as is not, and would not reasonably be expected to be, material to the businesses of Parent and its Subsidiaries, taken as a whole.

(b) Parent and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information that they have, in their reasonable business judgment, chosen to maintain as Trade Secrets.

(c) Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) since January 1, 2023, there have been no failures of any of the computers, servers, workstations or other information technology equipment used in the operation of the respective businesses of Parent and its Subsidiaries, other than defects which have been corrected or routine errors or bugs that have occurred in the ordinary course of business.

(d) Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, since January 1, 2023, Parent has not received any written notice of any actual or threatened Legal Proceedings against Parent or any of its Subsidiaries regarding their privacy or security practices or their Processing of Parent Data.

(e) Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, since January 1, 2023, there has been no breach, security incident, or successful ransomware, denial of access, or denial of service attack, hacking, or similar event with respect to any computers, servers, workstations or other information technology equipment or systems used by Parent or its Subsidiaries, in each case, that has resulted in the unauthorized Processing of any Parent Data in the possession or control of Parent or its Subsidiaries.

4.15 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, there are no material Legal Proceedings that are pending, or to the Knowledge of Parent threatened in writing, against Parent or any of its Subsidiaries or any present or former director or officer of Parent or its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Except in connection with Transaction Litigation (if any), neither Parent nor any of its Subsidiaries (nor any of their respective properties or assets) is subject to any Order that would prevent or materially delay the consummation of the Transaction by Parent or Buyer.

4.16 Anti-Corruption Compliance. None of Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any officer, director, employee, agent, representative or other Person acting for the benefit of or on behalf of the Parent or any of its Subsidiaries (in each case in their capacity as such) has, in the past five years, taken any action that would cause any of the foregoing to be in violation in any material respect of any applicable Anti-Corruption Laws. Parent and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Corruption Laws and regulations. There are no pending or, to Parent’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Parent or any of its Subsidiaries with respect to any Anti-Corruption Laws. Parent or any of its Subsidiaries have never received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws.

4.17 Compliance with Customs & Trade Laws and Sanctions.

(a) For the applicable statute of limitations period, Parent and its Subsidiaries and their respective directors and officers, and, to the Knowledge of Parent, employees and agents have been in compliance in all material respects with Customs & Trade Laws and Sanctions.

(b) Neither Parent, nor any of its shareholders, directors (supervisory or management), officers, members, employees or agents is, or has been, in the applicable statute of limitations period, a Sanctioned Person.

(c) Since January 1, 2023, Parent and its Subsidiaries have obtained all required import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws or Sanctions, except where the failure to obtain any such license, consent, notice, waiver, approval, order, authorization or declaration or to complete any such registration or filing has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.18 Regulatory Matters.

(a) From January 1, 2020 through March 21, 2025, and, to the Knowledge of Seller, from March 21, 2025 through the date of this Agreement, Parent and its Subsidiaries: (i) have at all times operated, and are operating, in material compliance with applicable Anti-Money Laundering Laws; (ii) have implemented and maintained anti-money laundering policies and procedures that meet the requirements of the applicable Anti-Money Laundering Laws; (iii) have not received any written notice or communication from any Governmental Authority to the effect that such anti-money laundering program has been deemed ineffective or noncompliant or that such program has violated any of the Anti-Money Laundering Laws in any material respect; and (iv) have not engaged in any transaction in violation of prohibitions on money laundering or terrorist financing. There are no pending or, to the Knowledge of Seller, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Parent and its Subsidiaries with respect to applicable Anti-Money Laundering Laws, nor is there any known basis therefor. Parent and its Subsidiaries have never received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Money Laundering Laws. For the avoidance of doubt, any fact, circumstance or event occurring during the period from March 21, 2025 through the date of this Agreement that is, or was, within the Knowledge of Seller shall not constitute, or be taken into account in determining whether there has been, a breach of this Section 4.18(a).

(b) Section 4.18(b) of the Parent Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction in which Parent or its Subsidiaries holds any Governmental Authorizations that are material to the Parent or its Subsidiaries, taken as a whole (“Parent Material Governmental Authorizations”), and (ii) each jurisdiction in which Parent or its Subsidiaries have applications pending for any Governmental Authorizations that are material to Parent or its Subsidiaries, taken as a whole (“Parent Governmental Applications”). Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, from January 1, 2020 through March 21, 2025, and, to the Knowledge of Seller, from March 21, 2025 through the date of this Agreement, the operations of Parent and its Subsidiaries are and have been conducted in all material respects in compliance with all Parent Material Governmental Authorizations. All Parent Material Governmental Authorizations are in full force and effect, and between January 1, 2023 and March 21, 2025, and, to the Knowledge of Seller, from March 21, 2025 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written, or to the knowledge of Parent, oral notice or communications from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Parent Material Governmental Authorization or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Parent Material Governmental Authorization. For the avoidance of doubt, any fact, circumstance or event occurring during the period from March 21, 2025 through the date of this Agreement that is, or was, within the Knowledge of Seller shall not constitute, or be taken into account in determining whether there has been, a breach of this Section 4.18(b).

4.19 No Other Representations or Warranties. Except for the express representations and warranties made by Parent and Buyer in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Buyer or any other Person makes or has made to the Company, any representation or warranty, expressed or implied, at law or in equity, with respect to, or on behalf of Parent, Buyer or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition or results of operations. None of Parent, Buyer nor any other Person makes or has made to Seller, any representation or warranty, expressed or implied, at law or in equity, with respect to the future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) of Parent or Buyer or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Buyer) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transaction. Except for the express representations and warranties made by Parent and Buyer in this Article IV, Parent and Buyer disclaim any other representations or warranties, whether made by Parent and Buyer for any of their respective Subsidiaries or any of their respective Affiliates or representatives. Each of Parent and Buyer acknowledges and agrees that, (a) except for the representations and warranties made by the Company and Seller in Article III (as qualified by the applicable items disclosed in the Company and Seller Disclosure Letter in accordance with the introduction to Article III) or in any certificate delivered pursuant to this Agreement, neither Seller nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company Group, or their respective businesses, operations, assets, liabilities, financial condition or results of operations and (b) neither Seller nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, with respect to the future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) of the Company Group or the accuracy or completeness of any information regarding the Company Group or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transaction. Each of Parent and Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Affirmative Obligations.

(a) Except (i) as expressly contemplated by this Agreement; (ii) as set forth in Section 5.1 of the Company and Seller Disclosure Letter; (iii) as required by applicable Law or Order; or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, Seller shall cause the Company to, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business and preserve intact in all material respects its current business operations, organization, ongoing businesses, licenses, permits, business relationships and goodwill with third parties, including vendors, suppliers, customers, partners and Governmental Authorities.

(b) It is agreed that no action or failure to act by the Company (or any of its Subsidiaries) with respect to any matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1.

5.2 Company Forbearance Covenants. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Company and Seller Disclosure Letter, (iii) as required by applicable Law or Order or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, the Company shall not and shall cause its Subsidiaries not to, and Seller shall cause the Company and its Subsidiaries not to:

(a) amend the Organizational Documents of the Company Group;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any of the Company Securities or securities of any of the Subsidiaries of the Company;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, directly or indirectly, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, any of its capital stock or other equity or voting interest;

(e) (A) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (B) pledge or encumber (other than Permitted Liens not securing Indebtedness for borrowed money) any shares of its capital stock or other equity or voting interest;

(f) (A) incur, assume or suffer any indebtedness for borrowed money or issue any debt securities, except, in each case, for (1) trade payables incurred in the ordinary course of business; (2) loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (3) short-term debt incurred to fund operations of the business in the ordinary course of business in an amount not in excess of $500,000 per calendar month; and (4) obligations incurred pursuant to business credit cards in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers; (2) advances to directors, officers and other employees; (3) loans or advances between wholly owned Subsidiaries of the Company or between the Company and its Subsidiaries; and (4) capital contributions in or to wholly owned Subsidiaries of the Company, in each case of clauses (1) through (4), in the ordinary course of business; or (D) mortgage or pledge any material assets, tangible or intangible, or create or suffer to exist any lien thereupon, except for any Permitted Liens;

(g) except as required by applicable Law or pursuant to the terms of any Employee Plan or Collective Bargaining Agreement, or any Contract, in accordance with its terms as in effect on the date of this Agreement, (A) enter into, adopt, amend or modify in any material respect or terminate any Employee Plan, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs; (B) increase the compensation or benefits of any current or former director, executive officer or employee of the Company Group or pay any amount or provide any benefit not provided under any Employee Plan in accordance with its terms as in effect as of the date of this Agreement, except for employees or other service providers who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% individually or in the aggregate; (C) grant or pay (or promise to grant or pay) any bonus or other incentive compensation, severance, retention, transaction, change of control, deferred compensation or similar payment or benefit to any current or former director, officer, employee or individual independent contractor of the Company Group; (D) take any action to accelerate the vesting, lapsing of restrictions or any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company Group; or (E) hire or engage or terminate (other than for cause) any director, officer, employee or individual independent contractor with an annual total compensation in excess of $150,000.

(h) waive, release or amend any material restrictive covenant obligation of any current or former employee, independent contractor, officer or director of the Company Group;

(i) settle any pending or threatened Legal Proceeding;

(j) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by applicable accounting rules (or any interpretation thereof) or by any Governmental Authority;

(k) incur or commit to incur any capital expenditures greater than $1,000,000 in the aggregate;

(l) assign, transfer, cancel, expressly waive any right under or materially modify, amend or terminate any Company Material Contract (other than renewals, extensions or terminations in the ordinary course);

(m) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or exercise any extension or expansion rights under any Company Leases (except for month-to-month expirations and renewals in the ordinary course);

(n) terminate, allow to lapse or otherwise fail to keep in effect material insurance policies in a manner inconsistent with past practice or customs in the industries in which the Company Group conducts business, except, in each case, for any such termination pursuant to the terms of such policy;

(o) effectuate a “mass layoff” or “plant closing” that would trigger notice obligations under WARN;

(p) (A) modify, renew, extend, or enter into any Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Company Group as the new bargaining representative for any employees of the Company Group;

(q) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein, other than acquisitions of assets acquired from vendors or suppliers in the ordinary course of business;

(r) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ tangible assets, other than such sales, assignments, licenses, leases, transfers, liens or other dispositions that are in the ordinary course of business;

(s) (A) sell, license or transfer any material Company Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business or pursuant to any Standard Outbound License; or (B) abandon, withdraw, dispose of, intentionally permit to lapse or fail to preserve any material Company Intellectual Property that is Registered Intellectual Property, other than due to the expiration or termination of any such Intellectual Property Rights at the end of its natural term; or

(t) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, Seller shall cause the Company not to, and the Company Group shall not, and shall cause their respective directors (with respect to the Subsidiaries, excluding any statutory or other third party directors) and officers not to, and shall not authorize or knowingly permit any of the Company’s other applicable Representatives to, directly or indirectly: (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any third Person (other than Parent or Buyer or any designees or Representatives of Parent or Buyer) any non-public information relating to the Company Group or afford to any third Person (other than Parent, Buyer, or any designees or Representatives of Parent or Buyer) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any Acquisition Inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, correspondence or negotiations with any third Person or its Representatives with respect to an Acquisition Proposal by such Person (or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal by such Person), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3, or to the extent necessary to clarify the terms of the Acquisition Proposal; or (iv) enter into any binding or non-binding letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any

Contract relating to an Acquisition Transaction. The Company shall, and Seller shall cause the Company to, promptly following the execution of this Agreement (x) cease and cause each of the Company Group’s directors and officers to cease, and use reasonable best efforts to cause its other applicable Representatives to cease, any solicitations, discussions, correspondence or negotiations with any third Person or its Representatives (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal by such Person (or proposal that would reasonably be expected to lead to an Acquisition Proposal by such Person), and (y) terminate all access of any third Person (other than the Parties and their respective Representatives) to any electronic or physical data room (or other diligence access) maintained by the Company with respect to the Transaction.

(b) Notice. The Company or Seller shall as promptly as reasonably practicable (and, in any event, within 48 hours from the receipt thereof) notify Parent if an Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or any Acquisition Inquiry, is received by the Company or Seller or, to the Knowledge of the Company (which for purposes of this Section 5.3 will be deemed to include the knowledge of each of the Company’s directors and officers), by any of its Subsidiaries or any of their Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal and, if in writing, a copy thereof, (ii) a summary of the other material terms and conditions of such proposals or offers, and (iii) a copy of any such proposal or offer and copies of all material agreements relating to such proposal or offer.

5.4 No Control of the Other Party’s Business. The Company acknowledges and agrees that the restrictions set forth in this Agreement are not intended to give Parent or Buyer, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing, each of Parent, Buyer, and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

5.5 Seller Reorganization. Notwithstanding anything to the contrary in this Agreement, Seller may, at any time prior to the Closing, transfer all of the Company Shares to a wholly owned Subsidiary of Seller without the consent of Buyer, and such Subsidiary shall be deemed to be Seller for all purposes of this Agreement; provided, that (a) such Subsidiary shall have executed and delivered to Buyer a joinder agreement, in form and substance reasonably acceptable to Buyer, pursuant to which such Subsidiary agrees to be bound by, and assume, all of the obligations and liabilities of Seller under this Agreement, and (b) Seller shall not be released from, and shall remain fully liable for, all obligations and liabilities of Seller under this Agreement and the Restrictive Covenant Agreement.

ARTICLE VI

COVENANTS OF PARENT

6.1 Affirmative Obligations.

(a) Except: (i) as expressly contemplated by this Agreement; (ii) as set forth in Section 6.1 of the Parent Disclosure Letter; (iii) as required by applicable Law or Order; or (iv) as approved by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, Parent and Buyer shall, and Parent shall cause its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business and preserve intact in all material respects its current business operations, organization, ongoing businesses, licenses, permits, business relationships and goodwill with third parties, including vendors, suppliers, customers, partners and Governmental Authorities.

(b) It is agreed that no action or failure to act by Parent (or any of its Subsidiaries) with respect to any matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this Section 6.1.

6.2 Parent Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 6.2 of the Parent Disclosure Letter, (c) as required by applicable Law or Order, or (d) as approved or requested by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and Closing, Parent shall not, and shall not permit any of its Subsidiaries, to:

(i) amend the Organizational Documents of Parent or any of its Subsidiaries;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, sell or deliver, or agree or commit to issue, sell or deliver, any securities of Parent or any of its Subsidiaries, except: (A) in accordance with the terms of the agreements underlying the Parent Warrants; (B) as required under the terms of any agreements as in effect on the date of this Agreement, including any offer letters, employment agreements or award agreements, the Parent Outside Director Compensation Program, or upon the settlement of Parent RSUs or Parent PSUs in accordance with their terms as in effect on the date of this Agreement in accordance with the applicable terms; (C) for the issuance, delivery or sale of (or agreement to issue, sell or deliver) equity securities by any Subsidiary of Parent to Parent; or (D) in conjunction with ordinary course new hires, promotions, annual salary increases and bonuses, changes in job position or status of any director, officer, or employee who is not a member of the Executive Group or otherwise in the ordinary course of business;

(iv) except for transactions solely among Parent and its Subsidiaries or solely among Parent’s Subsidiaries, directly or indirectly, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, any of its capital stock or other equity or voting interest, other than (A) with respect to the Parent Warrants; (B) the withholding or sale of shares of Parent Capital Stock to satisfy Tax obligations incurred in connection with the settlement of Parent RSUs or Parent PSUs in accordance with their terms as in effect on the date of this Agreement; or (C) the acquisition by Parent of Parent RSUs or Parent PSUs in connection with the forfeiture of such awards in accordance with their terms as in effect on the date of this Agreement;

(v) (A) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of Parent to Parent or one of its other wholly owned Subsidiaries or (B) pledge or encumber (other than Permitted Liens not securing Indebtedness) any shares of its capital stock or other equity or voting interests;

(vi) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein, other than acquisitions of assets acquired from vendors or suppliers in the ordinary course of business; or

(vii) agree, resolve or commit to take any of the actions prohibited by this Section 6.2.

6.3 Parent Capital Stock. Parent acknowledges and agrees that Parent shall at all times prior to the Closing maintain sufficient authorized and unissued shares of Parent Class A Common Stock to permit the issuance of the Parent Class A Common Stock required to be issued as Consideration at the Closing.

6.4 Parent Board Recommendation.

(a) No Change in Parent Board Recommendation or Entry into an Alternative Acquisition Agreement. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, except as expressly permitted by Section 6.4(b), the Parent Board (or a committee thereof) shall not (i) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Parent Board Recommendation, (ii) recommend (or publicly propose to recommend) to the Parent Stockholders a Parent Acquisition Proposal or (iii) fail to include the Parent Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iii), a “Parent Board Recommendation Change”).

(b) Parent Board Recommendation Change. Notwithstanding anything to the contrary in Section 6.4(a), at any time prior to Parent’s receipt of the Required Parent Stockholder Approval and subject to Section 9.2(b)(ii):

(i) the Parent Board (or a committee thereof) may effect a Parent Board Recommendation Change in response to an Intervening Event if the Parent Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to violate its fiduciary duties under applicable Law; provided, that the Parent Board (or a committee thereof) shall not effect a Parent Board Recommendation Change unless:

(1) Parent has provided prior written notice to the Company no later than 10 Business Days following the determination by the Parent Board (or a committee thereof) that an Intervening Event has occurred and at least 4 Business Days in advance of the date that the Parent Board (or a committee thereof) intends to effect a Parent Board Recommendation Change, and in any event no later than one Business Day prior to the date of the Parent Stockholder Meeting, which notice shall specify the basis for such Parent Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(2) prior to effecting such Parent Board Recommendation Change, during such 4-Business Day period, Parent has negotiated with the Company and its Representatives in good faith (to the extent that the Company requested to do so) regarding any proposal by the Company to adjust the terms and conditions of this Agreement in response to such Intervening Event, and the Company does not make a binding proposal to Parent Board (or a committee thereof) to amend or modify the terms and conditions of this Agreement in such a manner that the Parent Board (or a committee thereof) no longer determines in good faith that the failure to make a Parent Board Recommendation Change in response to such Intervening Event would reasonably be expected to violate its fiduciary duties under applicable Law; and;

(ii) if Parent has received a bona fide written Parent Acquisition Proposal that the Parent Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel and independent financial advisor) constitutes a Parent Superior Proposal, then the Parent Board (or a committee thereof) may effect a Parent Board Recommendation Change with respect to such Parent Acquisition Proposal; provided, that, the Parent Board (or a committee thereof) shall not take any such action unless:

(1) the Parent Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel and independent financial advisor) that the failure to do so would violate its fiduciary duties under applicable Law;

(2) (A) Parent has provided prior written notice to the Company not less than 4 Business Days in advance (the “Notice Period”) to the effect that the Parent Board (or a committee thereof) intends to take the actions described in the first paragraph of this Section 6.4(b) absent a revision to the terms and conditions of this Agreement that would result in such Parent Acquisition Proposal no longer constituting a Parent Superior Proposal, which notice will include the identity of the Person or Group making such Acquisition Proposal and copies of such Parent Acquisition Proposal and all relevant agreements relating to such Acquisition Proposal and (B) during the Notice Period, Parent has negotiated with the Company and its Representatives in good faith and acting reasonably (to the extent that the Company requested to do so) regarding any proposal by the Company to adjust the terms and conditions of this Agreement in response to such Parent Superior Proposal; and

(3) following such Notice Period, the Parent Board (or a committee thereof) (after consultation with its outside legal counsel and independent financial advisor and taking into account the Company’s proposed revisions to the terms and conditions of this Agreement and any other information provided by the Company) shall have determined that the failure of the Parent Board (or a committee thereof) to make a Parent Board Recommendation Change would reasonably be expected to violate its fiduciary duties under applicable Law; provided, that each time material modifications to the terms of a Parent Acquisition Proposal determined to be a Parent Superior Proposal are made (it being understood that any improvement to the financial terms of such proposal shall be deemed to be a material modification), Parent shall notify the Company of such modification and the Notice Period shall recommence for a period equal to the greater of the remaining term of the initial Notice Period and 2 Business Days from the day of such notification.

(c) Notice. Parent shall as promptly as reasonably practicable (and, in any event, within 48 hours from the receipt thereof) notify the Company if a Parent Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, is received by Parent or, to the knowledge of any member of the Parent Board, any Representative thereof. Such notice must include (i) the identity of the Person or Group making such Parent Acquisition Proposal, (ii) a summary of the material terms and conditions of such proposals or offers, and (iii) a copy of any such proposal or offer and copies of all material agreements relating to such proposal or offer (and if such proposal or offer was made orally, a reasonably detailed written summary of such communication). Thereafter, Parent shall keep the Company fully informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any amendments or other modifications thereto).

6.5 Seller Loan Amount. At the Closing, Seller shall deliver to Parent documentation reasonably satisfactory to Parent evidencing the Seller Loan Amount and, following the receipt of such documentation, Parent shall pay, or cause to be paid, to Seller an amount in cash equal to the Seller Loan Amount; provided, that (a) Parent shall in no event be required to pay any Seller Loan Amount in excess of an amount equal to (i) $500,000 multiplied by (ii) the aggregate number of calendar months (including a prorated portion for any incomplete months) between the date of this Agreement and the Closing Date and (b) any Seller Loan Amount in excess of the amount described in clause (a) shall be forgiven by Seller.

6.6 No Control of the Other Party’s Business. Parent acknowledges and agrees that the restrictions set forth in this Agreement are not intended to give Parent or Buyer, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing, each of Parent, Buyer, and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Efforts. Upon the terms, and subject to the conditions set forth in this Agreement (including this Section 7.1), the Company shall (and shall cause its Subsidiaries to), and Seller shall cause the Company and its Subsidiaries to, on the one hand, and Parent shall (and shall cause its Subsidiaries (including Buyer) to), on the other hand, use their respective reasonable best efforts: (a) to take (or cause to be taken) all actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transaction, including by (i)(A) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities, including pursuant to all applicable Antitrust Laws and Financial Regulatory Laws that are necessary or advisable to consummate the Transaction; (B) making all registrations, declarations and filings with Governmental Authorities, including pursuant to all applicable Antitrust Laws and Financial Regulatory Laws, in each case that are necessary or advisable to consummate the Transaction; and (C) obtaining, in consultation with the other Party, all consents, waivers and approvals and delivering all notifications pursuant to any Company Material Contracts listed on Section 3.4(b) of the Company and Seller Disclosure Letter or contract of Parent or any of its Subsidiaries listed on Section 4.3(b) of the Parent Disclosure Letter.

7.2 Regulatory Matters.

(a) Regulatory Filings. Each of the Company (and its Affiliates, if applicable) and Seller, on the one hand, and Parent and Buyer (and their respective Affiliates, if applicable), on the other hand, shall, to the extent required, promptly (and, (i) in any case, unless otherwise agreed by the Company, Seller and Parent acting reasonably as set forth in Section 8.1(d) in the case of Financial Regulatory Law filings, (ii) as promptly as practicable following a determination by Parent and the Company that a filing is required under the HSR Act and (iii) as soon as reasonably practicable after the date of this Agreement in the case of all other filings or submissions or, in any case, within such shorter time periods as may be required pursuant to applicable Law), file such applications, notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required to obtain any other Regulatory Approvals. Without limiting the foregoing, each of the Company (and its Affiliates, if applicable) and Seller, on the one hand, and Parent and Buyer (and their respective Affiliates, if applicable), on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding the Transaction in connection with such filings. Without limitation to Section 7.2(c), if any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Transaction, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request.

(b) Each of the Company (and its Affiliates, if applicable) and Parent and Buyer shall (i) cooperate and coordinate (and shall cause their respective Affiliates to cooperate and coordinate) with the other in the making of such filings or submissions; (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings or submissions; (iii) supply (or cause to be supplied) any additional information that may be required or requested by the applicable Governmental Authorities in connection with making such filings or submissions and obtaining the Regulatory Approvals; and (iv) use (and cause their respective Affiliates to use) reasonable best efforts to take all actions required, proper or advisable to obtain the Regulatory Approvals, in each case promptly and in any event prior to the Termination Date and to avoid any action, Legal Proceeding, Order or other determination by any Governmental Authority under any Financial Regulatory Laws or to obtain any other Regulatory Approval. Notwithstanding the foregoing, any confidential or personal information of Seller may be delivered through Seller’s counsel directly to any applicable regulators. Neither the Company nor any Subsidiary of the Company may, unless expressly provided for under this Agreement, without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (A) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authority with additional time to review any part of the Transaction, or (B) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transaction.

(c) Cooperation. In furtherance and not in limitation of the foregoing, Parent, Buyer and the Company shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws or by any Governmental Authority, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transaction and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transaction to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transaction and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any Legal Proceeding in connection with the receipt of the Regulatory Approvals, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transaction; and (iii) not participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transaction without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent, Buyer and the Company may designate any non-public or competitively sensitive information (including Trade Secrets) provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the Company without approval of Parent if Parent is providing the non-public or competitively sensitive information, or of Parent or Buyer if the Company is providing such information; provided, that each of Parent, Buyer or the Company may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that Parent, Buyer and the Company shall not in any event be required to share information that is entitled to legal privilege with the other Parties, even on an “outside counsel” only basis, where this would reasonably be expected to cause such information to cease to be entitled to legal privilege.

(d) Strategy. Without limiting or otherwise modifying any of its obligations set forth elsewhere in this Section 7.2, except as otherwise expressly provided herein, the Company and Parent shall jointly determine the strategy to be pursued for obtaining and jointly lead the effort to obtain all necessary actions, nonactions, consents and clearances from Governmental Authorities in connection with the Transaction, and each Party shall use its reasonable best efforts to cooperate with each other Party in connection therewith.

(e) Legal Proceedings. In complying with this Section 7.2, it is understood that Parent is not required to (i) oppose, through and including litigation on the merits (and any appeals with respect thereto), any claim asserted in court or other forum by any person or Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date or (ii) proffer, make proposals, apply for, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, abandonment, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, license, including any money transmission license, rights, products, operations or categories of operations of Parent, the Company or any of their respective Affiliates, (B) the discontinuation of any product or service of Parent, the Company or any of their respective Affiliates, (C) the licensing or provision of any technology, software or other Intellectual Property Rights of Parent, the Company or any of their respective Affiliates to any Person, (D) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own their assets, (E) the holding separate of the Company Shares or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Company Shares, or (F) terminating, modifying or assigning existing relationships, joint ventures, Contracts, or obligations of Parent or Buyer (or their respective Affiliates, if applicable), on the one hand, or the Company and its Subsidiaries, on the other hand, or (G) any actions that are not conditioned on the occurrence of the Closing; provided, however, that notwithstanding the foregoing, Parent shall be required to take (or cause to be taken) any action described in clauses (A) through (F) to the extent that (1) such action would not reasonably be expected to be material and adverse to the business, operations or financial condition of any of (x) the Company Group or (y) Parent, Buyer, and their respective Subsidiaries, and (2) such action is expressly conditioned upon the occurrence of the Closing.

(f) Financial Regulatory Law Requirements. Notwithstanding any other provision of this Section 7.2, within 20 Business Days after the execution of this Agreement, the Parties shall provide to the applicable regulator(s) of money transmission, stored value, payment instruments, virtual currency (or similar) services (which, for the avoidance of doubt, shall include the New York State Department of Financial Services with respect to a virtual currency business activity license) (“Money Services Regulator”) in any jurisdiction in which Parent or its Subsidiaries is registered or has applied to be registered as a provider of money transmission, virtual currency, or similar services (“Registered Entity”), a joint signed writing, from or on behalf of the applicable Registered Entity and the Company informing such Money Services Regulator that the Parties have entered into this Agreement, preliminarily describing the Transaction, and providing such other information as the Company, Seller, Buyer, and Parent may deem appropriate (each such writing, a “Money Services Letter”). The Company, Seller, Buyer, and Parent agree to sign each Money Services Letter submitted to each applicable Money Services Regulator. In the event any Money Services Regulator requires or requests an application for approval with respect to a change in control of Parent and its Subsidiaries (and, as necessary, a change in control of the Company, Buyer, or any of its respective Affiliates or Subsidiaries) (“Money Services Application”), the Company, Seller, Buyer, or Parent (as required by Law) shall cooperate to assemble and provide each such Money Services Application to the appropriate Money Services Regulator.

7.3 Proxy Statement.

(a) Preparation. Following the execution of this Agreement, Parent will prepare (with the Company’s reasonable cooperation) and, shall use commercially reasonable efforts to, as promptly as reasonably practicable after the execution of this Agreement (and in any event, no later than 15 Business Days after the execution of this Agreement), file with the SEC a preliminary proxy statement to be sent to the Parent Stockholders in connection with the Parent Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”); provided, that, for the avoidance of doubt, Parent’s obligation with respect to the Proxy Statement shall be conditioned, in all respects, on the Company

Group’s timely delivery to Parent of all such documents, information or materials, including but not limited to financial statements, necessary for Parent to prepare the Proxy Statement. Parent will (i) include the Parent Board Recommendation in the Proxy Statement; and (ii) use appropriate efforts to solicit proxies to obtain the Required Parent Stockholder Approval. Promptly following the earlier of (A) confirmation by the SEC that it has no further comments and (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act without comment from the SEC (such earlier date, the “Proxy Statement Clearance Date”), Parent will cause the Proxy Statement in definitive form to be sent to Parent Stockholders.

(b) Assistance. The Company and Seller will furnish all information concerning such Person and its Affiliates to Parent and Buyer, and provide such other assistance, as may be reasonably requested by Parent or Buyer to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC.

(c) Other Required Parent Filings. If Parent or Buyer determines that it is required to file any document with the SEC as a result of the Transaction or the Parent Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Buyer will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Buyer will use reasonable best efforts to cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE.

(d) Consultation Prior to Certain Communications. Parent, Buyer, and their Representatives, on the one hand, and the Company and Seller and their respective Representatives, on the other hand, may not communicate in writing with the SEC or its staff with respect to Proxy Statement without first providing the other Parties a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel that are timely received. None of Parent, the Company or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other Parties in advance and, to the extent permitted by the SEC, allows the other Parties to participate.

(e) Each of Parent and the Company shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the rules and policies of the NYSE and the DGCL.

7.4 Parent Stockholder Meeting.

(a) Call of Parent Stockholder Meeting. Parent shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date for the purpose of obtaining the Required Parent Stockholder Approval, and approval of such other proposals as the Parties mutually agree are necessary or advisable in connection with the Transaction (including any adjournment, postponement or other delay thereof, the “Parent Stockholder Meeting”). In furtherance of the foregoing, Parent shall conduct in a timely manner a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Parent shall use its reasonable best efforts to solicit proxies to obtain the Required Parent Stockholder Approval. Parent shall permit the Company and its Representatives to attend the Parent Stockholder Meeting.

(b) Adjournment of Parent Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, Parent will postpone or adjourn the Parent Stockholder Meeting to the extent necessary (i) to allow additional solicitation of votes in order to obtain the Required Parent Stockholder Approval; or (ii) if there are holders of an insufficient number of shares of the Parent Capital Stock present or represented by proxy at the Parent Stockholder Meeting to constitute a quorum at the Parent Stockholder Meeting; provided, however, Parent shall not be required to postpone or adjourn the Parent Stockholder Meeting for purposes of obtaining the Required Parent Stockholder Approval more than three (3) times within an aggregate period of not greater than 60 days following the original scheduled date of the Parent Stockholder Meeting.

7.5 Anti-Takeover Laws. Neither the Company nor Parent will take any action that would cause any restrictions on business combinations set forth in the Organizational Documents of Parent or the Company or any “takeover” Law to become applicable to this Agreement or the Transaction. Each of the Company, Parent and the Special Committee shall (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation or Organizational Documents of Parent or the Company provision is or becomes applicable to the Transaction; and (b) if any “anti-takeover” statute or similar statute or regulation or any related provision of the Organizational Documents of Parent or the Company becomes applicable to the Transaction, take all reasonable actions within their power to ensure that the Transaction may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation or related provision of the Organizational Documents of Parent or the Company on the Transaction.

7.6 Access. As necessary during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, the Company Group shall afford Parent, Buyer and their respective Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to its properties, books and records, Contracts and personnel (including employees and agents) solely to the extent necessary for the purpose of planning for the potential consummation of the Share Purchase and the operation of the Parties following the Closing. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company Group or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company Group of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group (x) shall be subject to such reasonable safety and security measures and insurance requirements and the terms of any underlying lease thereof, and (y) shall not include any testing, sampling, monitoring or analysis of soil, groundwater, building materials, indoor or ambient air, or other environmental media without the written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its covenants set forth in this Section 7.6 by electronic means if physical access is not reasonably feasible.

7.7 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release and be in the form previously agreed to by the Parties, and following such initial press releases, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon (and consider in good faith any comments made by the other Parties in relation to), any press release or other public statements (or any statements that are reasonably likely to become public) with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of (x) Parent in the case of any such press release or public statement by the Company (which consent shall not be unreasonably withheld or delayed) or (y) the Company in the case of any such press release or public statement by Parent or Buyer (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be required for any such press release or public statement required by applicable Law, court process or by obligations pursuant to any rules of, or listing agreement with, any national securities exchange or national securities quotation system (and then only after as much advance notice to the other Parties and consultation as is feasible) if the applicable Party has provided a right to review such press release or public statement (to the extent permissible); provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 7.7 or any communications plan previously agreed to by the Company and Parent.

7.8 Transaction Litigation. Prior to the Closing, each Party will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 10.2, the notice contemplated by the prior sentence will only be delivered to counsel to such other Party and may be delivered by email.

7.9 Tax Matters.

(a) Prior to the Closing Date, the Company shall elect, and shall cause each of its Subsidiaries that is a “foreign eligible entity” within the meaning of Treasury Regulations Section 301.7701-3 and is either directly held by the Company or held indirectly solely through other such “foreign eligible entities” (the “Eligible Subsidiaries”) to elect, on IRS Form 8832 to be classified for U.S. federal income tax purposes as a “partnership” or “disregarded as a separate entity”, as applicable (the “U.S. Entity Classification Election”). The U.S. Entity Classification Election shall be made effective at least one day prior to the Closing Date. As a result of the U.S. Entity Classification Election, the Share Purchase is intended to be treated as a purchase of the assets of the Company and the Eligible Subsidiaries and an assumption of the liabilities of the Company, together with a purchase of the stock of the Subsidiaries that are not Eligible Subsidiaries, in each case for U.S. federal income tax purposes (the “Intended Tax Treatment”). The Share Purchase shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, and no Party shall take any position inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. Other than as contemplated by this Agreement, the Parties covenant and agree that they will not take any actions before or after the Closing that would be reasonably expected to prevent the Share Purchase from qualifying for the Intended Tax Treatment. In the event that, following the date of this Agreement, one of the Parties reasonably determines that the U.S. Entity Classification Election with respect to an Eligible Subsidiary is expected to result in more than de minimis adverse Tax consequences to such Party, the Parties shall cooperate in good faith to structure the acquisition of such Eligible Subsidiary in a manner that results in a U.S. tax basis step-up (including through an election under Section 338(g) of the Code) without incurring such adverse Tax consequences. For the avoidance of doubt, Parent shall be permitted to make an election under Section 338(g) of the Code with respect to any Subsidiary of the Company which is not a U.S. person for U.S. federal tax purposes and for which a U.S. Entity Classification Election is not made.

(b) Following the Closing Date, Buyer shall allocate the Consideration (and any Top-up Consideration), together with any other amounts treated for U.S. federal income tax purposes as consideration for the assets of the Company and its Subsidiaries, among the assets of the Company and its Subsidiaries in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall provide a draft Allocation to Seller, and Seller shall have 30 days to review such draft Allocation and provide any reasonable comments to Buyer, which comments Buyer shall consider in good faith. The Allocation, as finally determined by Buyer, shall be final, conclusive and binding on the parties absent manifest error. Each of Buyer, the Company and Seller shall

(and shall cause its respective Affiliates to and, in the case of Seller, direct all Company Beneficial Owners to) prepare and file its Tax Returns on a basis consistent with the Allocation and shall (and shall cause its respective Affiliates to) take no position inconsistent with the Allocation on any Tax Return, except to the extent as a result of a change in applicable Law after the date the Allocation is finally determined or a “determination” within the meaning of Section 1313(a) of the Code. If the Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto.

7.10 Employee Matters.

(a) Parent agrees that each Employee at the Closing who continues to remain employed with the Company (a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing, be provided with (i) base salary, base wage or base fee rate that is no less favorable than those provided to similarly situated employees of Parent and (ii) to the extent applicable, employee benefits (including severance benefits) on terms no less favorable than similarly situated Employees of Parent.

(b) Parent shall, to the extent applicable, take commercially reasonable actions to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Employee Plan, (ii) prevent Parent, Buyer or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Parent, Buyer or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, Buyer or any of their Affiliates or under any Employee Plan which Parent, Buyer or any of their Affiliates may maintain.

7.11 Special Committee. For all purposes under this Agreement and the other agreements contemplated hereby, Parent and the Parent Board, as applicable, shall act only as directed by the Special Committee. Prior to the Closing (or, if earlier, the valid termination of this Agreement in accordance with Article IX), without the prior written consent of the Special Committee, (a) the Parent Board shall not dissolve or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, and (b) neither Parent, Buyer nor their respective Affiliates shall remove or cause the removal of any director of the Parent Board that is a member of the Special Committee either as a member of the Parent Board or such Special Committee other than for cause. For all purposes under this Agreement and the Related Agreements, the Parent and the Parent Board, as applicable, shall act, including with respect to the granting of any approval, consent, permission or waiver and the consideration or determination of, comment on, or consultation with respect to, any matter (and, in each case, phrases of like import), only as directed by the Special Committee.

7.12 Indemnification Provisions. Parent and Buyer agree that, from and after the Closing, all rights to indemnification, advancement of expenses and exculpation by Seller, the Company and any of its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, a director, manager or officer of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 7.12 of the Company and Seller Disclosure Letter and made available to Parent, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

7.13 Cooperation Agreement. The Parties agree that, effective as of, and conditioned upon, the Closing, the Cooperation Agreement shall automatically terminate in its entirety without any further action by any party thereto. From and after the Closing, no party to the Cooperation Agreement shall have any further rights or obligations thereunder, and the Cooperation Agreement shall be of no further force or effect.

7.14 Employment Agreement. Effective as of, and conditioned upon, Closing, the Employment Agreement, dated as of March 19, 2025, as amended and restated on November 14, 2025, by and between Parent and Seller (the “Seller Employment Agreement”) shall be amended and restated in its entirety, solely to the extent necessary to reflect the terms and conditions of this Agreement and Transaction.

7.15 Stock Exchange Listing.

(a) Parent shall cause the shares of Parent Class A Common Stock to be issued in the Transaction to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

(b) Parent shall ensure that Parent remains listed as a public company on, and for shares of Parent Class A Common Stock to be listed on, the NYSE.

7.16 Confirmatory Intellectual Property Assignment. Prior to Closing, the Company shall use commercially reasonable efforts to obtain a customary confirmatory assignment of Intellectual Property Rights in a form reasonably satisfactory to Parent from each Employee that developed, contributed to, modified, or improved Company Technology that is material and necessary for the conduct of the Company Group’s business as of the date of this Agreement and for whom a proprietary information and invention assignment agreement with the Company Group has not been made available to Parent.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Each Party’s Conditions to Close. The obligations of the Parties to consummate the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Governmental Approval. The waiting periods (and any extensions thereof), if any, applicable to the Transaction pursuant to the HSR Act will have expired or otherwise been terminated, and all requisite consents, approvals, and clearances (as applicable) pursuant to such Law will have been obtained.

(b) Stockholder Approvals. Parent shall have received the Required Parent Stockholder Approval at the Parent Stockholder Meeting.

(c) No Prohibitive Laws or Injunctions. No Law or Order (whether temporary, preliminary or permanent) of any Governmental Authority of competent jurisdiction which has the effect of making the Transaction illegal or otherwise prohibiting, preventing, enjoining, restraining or impairing the consummation of the Transaction (such Law or Order, a “Restraint”) shall have been enacted, entered, promulgated or enforced and be continuing in effect.

(d) Financial Regulatory Approvals. The Governmental Authorizations required under Financial Regulatory Laws for the licenses set forth on Schedule 8.1(d) shall have been obtained or delivered (the “Specified Financial Regulatory Authorizations”).

8.2 Additional Conditions to the Company and Seller’s Obligation to Close. The obligations of the Company and Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

(a) Parent and Buyer Representations and Warranties.

(i) Other than the representations and warranties listed in Section 8.2(a)(ii), the representations and warranties of Parent and Buyer set forth in this Agreement shall have been true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects on the date they were made and shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Buyer made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects as of such date), except where any failure of any such representations and warranties to be true and correct would not be a Parent Material Adverse Effect.

(ii) The representations and warranties of Parent and Buyer set forth in Sections 4.1, 4.2, 4.3(a), 4.5, 4.7 and 4.18 shall have been true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all material respects on the date they were made and shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Buyer made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all material respects as of such date).

(b) Parent and Buyer Covenants. Each of Parent and Buyer shall have performed and complied in all material respects with their covenants and obligations under this Agreement required to be performed and complied with by it prior to the Closing.

(a) Registration Rights Agreement. The Registration Rights Agreement executed and delivered on the date of this Agreement shall be in full force and effect as of the Closing and shall not have been revoked, rescinded or otherwise repudiated by Parent.

(b) Restrictive Covenant Agreement. The Restrictive Covenant Agreement executed and delivered on the date of this Agreement shall be in full force and effect as of the Closing and shall not have been revoked, rescinded or otherwise repudiated by Parent.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred or arisen after the date of this Agreement that is continuing.

(d) Closing Deliverables. Prior to or concurrently with the Closing, Parent shall have delivered to the Company and Seller the following (which remain or will be in full force and effect as of the Closing, as applicable):

(i) instrument of transfer in respect of the Consideration in favor of Seller, in form and substance acceptable to Seller (acting reasonably), duly executed by Parent in their capacity as transferor;

(ii) the share certificates for the Consideration or book-entry notifications;

(iii) a certificate of Parent, validly executed for and on behalf of Parent and in its name by the Chief Executive Officer of Parent, certifying that the conditions set forth in Sections 8.2(a) through 8.2(c) have been satisfied.

(e) NYSE Listing. The shares of Parent Class A Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

8.3 Additional Conditions to Parent’s and Buyer’s Obligations to Close. The obligations of Parent and Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

(a) Company and Seller Representations and Warranties.

(i) Other than the representations and warranties listed in Section 8.3(a)(ii), the representations and warranties of the Company and Seller set forth in this Agreement shall have been true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects on the date they were made and shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company and Seller made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects as of such date), except where any failure of any such representations and warranties to be true and correct would not be a Company Material Adverse Effect.

(ii) The representations and warranties of the Company and Seller set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.6, 3.7, 3.11(b), 3.16, 3.23, 3.26, 3.27, and 3.31 shall have been true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all material respects on the date they were made and shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company and Seller made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all material respects as of such date).

(b) Company and Seller Covenants. The Company and Seller shall have performed and complied in all material respects with their covenants and obligations in this Agreement required to be performed and complied with by the Company and Seller at or prior to the Closing.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or arisen after the date of this Agreement that is continuing.

(d) Restrictive Covenant Agreement. The Restrictive Covenant Agreement executed and delivered on the date of this Agreement shall be in full force and effect as of the Closing and shall not have been revoked, rescinded or otherwise repudiated by Seller.

(e) Closing Deliverables. Prior to or concurrently with the Closing, the Company or Seller shall have delivered to Buyer the following (which remain or will be in full force and effect as of the Closing, as applicable):

(i) instrument of transfer in respect of the Company Shares in favor of Buyer, in form and substance acceptable to Buyer (acting reasonably), duly executed by Seller in their capacity as transferor;

(ii) copy of a written resolution of the Company Board approving (i) the transfer of the Company Shares from Seller to Buyer; (ii) the recording of the transfer of the Company Shares in the corporate register of the Company in the name of Buyer, and (iii) instructing the secretary to undertake the necessary filings at the Registrar of Companies in Cyprus in relation to the transfer of the Company Shares in the name of Buyer and the changes to the officers of the Company;

(iii) duly executed Investor Questionnaires from Seller and each Company Beneficial Owner;

(iv) a Joinder Agreement, each duly executed by each Company Beneficial Owner;

(v) duly executed statements described in Treasury Regulation Section 1.1445-11T(d)(2)(i) and Treasury Regulation Section 1.1446(f)-2(b)(4) with respect to the Company, in form and substance acceptable to Buyer (acting reasonably); provided, that Parent’s sole recourse against the failure to provide such statements shall be to withhold Taxes in accordance with Section 2.7; and

(vi) a certificate of the Company, validly executed for and on behalf of the Company and in its respective name by a duly authorized officer thereof, certifying that the conditions set forth in Sections 8.3(a) through 8.3(c) have been satisfied.

8.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transaction or as a basis for terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Article VIII, as the case may be, to be satisfied if such failure was caused by any action or omission of such Party of any of its Affiliates, including those that may give rise to a breach of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Closing by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, at any time prior to the Closing if any Restraint has become permanent, final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party that has failed to comply with the terms of Section 7.2;

(c) by either the Company or Parent, at any time prior to the Closing (whether prior to or after the receipt of the Required Parent Stockholder Approval) if the Closing has not occurred by 11:59 p.m., New York City time, on July 11, 2026 (the “Termination Date”); provided, that if on the Termination Date, any of the conditions set forth in Section 8.1(a), Section 8.1(c) (to the extent that the applicable Restraint constitutes or is enacted, entered, promulgated or enforced under, Financial Regulatory Laws), or Section 8.1(d) shall not have not been satisfied, then the Termination Date shall be automatically extended (without the action of any Party) to October 9, 2026, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that in the event that the Closing would occur in accordance with Section 2.2 on a date (the “Specified Date”) that occurs within 3 Business Days after the Termination Date (as extended pursuant to this Section 9.1(c)), then the Termination Date shall be automatically extended to the Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to (i) either the Company or Parent if the other Party is pursuing a Legal Proceeding against it pursuant to Section 10.8(b); or (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy any of the conditions to the obligations of the other Party to consummate the Share Purchase prior to the Termination Date, or (B) the failure of the Closing to have occurred prior to the Termination Date;

(d) by the Company or Parent, if the Required Parent Stockholder Approval is not received at the Parent Stockholder Meeting (including any adjournments or postponements thereof);

(e) by the Company, if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b), except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination, it being understood that the Company shall not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to the end of such 30-day period; provided, however, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company or Seller is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied;

(f) by Parent, if the Company or Seller has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b), except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) prior to the delivery by Parent to the Company or Seller, as applicable, of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination, it being understood that Parent shall not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to the end of such 30-day period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if, at the time that such termination would otherwise take effect in accordance with the foregoing, it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied;

(g) by the Company, prior to such time as the Required Parent Stockholder Approval is obtained, if the Parent Board shall have made a Parent Board Recommendation Change;

(h) by Seller, at any time prior to the Closing, if (i) Parent terminates Seller’s employment under the Seller Employment Agreement, other than for Cause (as defined therein), or (ii) Seller terminates Seller’s employment under the Seller Employment Agreement for Good Reason (as defined therein); or

(i) by Parent, at any time prior to the Closing, if (i) Parent terminates Seller’s employment under the Seller Employment Agreement for Cause (as defined therein), or (ii) Seller terminates Seller’s employment under the Seller Employment Agreement other than for Good Reason (as defined therein).

9.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 9.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination.

(i) Any valid termination of this Agreement pursuant to Section 9.1 will be effective immediately upon the mutual written agreement of the Company and Parent or the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate, or representative of such Party) to the other Parties, as applicable, except that this Section 9.2, Section 9.3 and Article X shall each survive the termination of this Agreement. Nothing in this Agreement or termination hereof will relieve any Party from any liability for fraud or any material and willful breach (meaning an action or omission that at the time taken or made is both deliberate and known to be a material breach by such Party) of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement by such Party will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

(ii) If this Agreement is terminated by the Company pursuant to the provisions of Section 9.1(g), Parent shall pay the Company the Termination Fee, at Parent’s election, in cash (by wire transfer to an account designed in writing by the Company, in immediately available funds) or in shares of Parent Class A Common Stock (valued using a volume weighted average price for the 5 trading days prior to and including the date on which the Termination Fee is due pursuant to this Section 9.2(b)(ii)), within 5 Business Days following such termination.

9.3 Fees and Expenses. All Transaction Expenses shall be paid by the Party incurring such Transaction Expenses; provided, that if the Transaction is not consummated, Parent shall pay, or cause to be paid, the Transaction Expenses incurred by each of the Company and Seller; provided, further, that such amount payable by Parent shall not exceed $1,500,000. Notwithstanding anything herein to the contrary, Parent shall not pay or cause to be paid any Transaction Expenses incurred by the Company or Seller in the event of a termination of this Agreement pursuant to Section 9.1(f) or Section 9.1(i).

9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Company and Parent (pursuant to authorized action by the Special Committee), except that in the event that Parent has received the Required Parent Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Parent Stockholders pursuant to the DGCL without such approval.

9.5 Extension; Waiver. At any time and from time to time prior to the Closing, the Company and Parent may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party or Parties with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Buyer shall be deemed to be a single Party solely for purposes of this Section 9.5). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right. Any waiver by a Party of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of Parent, Buyer and Seller contained in this Agreement will terminate at Closing, except that any covenants that by their terms are to be performed at or following the Closing shall survive the Closing in accordance with their respective terms.

10.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) when delivered, if delivered personally to the intended recipient; (ii) upon receipt of proof of delivery, if delivered by an internationally recognized overnight courier service; or (iii) immediately upon delivery by electronic mail (provided, that no “bounce back”, unsuccessful delivery or similar message is received with respect thereto), in each case to the intended recipient as set forth below:

(a)	if to Parent or Buyer to:

Bakkt Holdings, Inc.

One Liberty Plaza

1 Liberty Street, Floor 3, Suite 305-306

New York, New York 10006

Attention: General Counsel

Email: [***]

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation:

900 S Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 Attn: J. Matthew Lyons Email: mlyons@wsgr.com	31 W 52nd Street, Ninth Floor New York, New York 10019 Attn: Jack Hamilton Email: jhamilton@wsgr.com

(b)	if to the Company to:

Distributed Technologies Research Global Ltd

[***]

Attn: [***]

Email: [***]

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn:	Jared Fishman;

Matthew B. Goodman

Email:	fishmanj@sullcrom.com;

goodmanm@sullcrom.com

From time to time, any Party may provide notice to the other Parties of a change in its address, or e-mail address through a notice given in accordance with this Section 10.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is 5 Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.2.

10.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties; provided, that Buyer may, without the prior written agreement of any other Party, assign all or any portion of its obligations, rights and interests pursuant to this Agreement to (a) Buyer Designee, in compliance with Section 2.1 or (b) any controlled Affiliate of Parent, so long as any assignment pursuant to clause (b) does not materially and adversely affect Seller and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 10.3 is null and void.

10.4 Confidentiality. The Parties hereby acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated February 24, 2025 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each Party and their respective representatives shall hold and treat all documents and information concerning the other Party and its respective Subsidiaries furnished or made available to such Party or their respective representatives in connection with the Transaction (including any information obtained pursuant to Section 7.6) in accordance with the Confidentiality Agreement. By executing this Agreement, each Party agrees to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto. In addition, the non-solicitation obligations under the Confidentiality Agreement shall remain in full force and effect for so long as this Agreement is in effect and for 12 months following any termination of this Agreement pursuant to Article IX.

10.5 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement shall (A) not be superseded; (B) survive any termination of this Agreement; and (C) continue in full force and effect until the earlier to occur of the Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6 Third Party Beneficiaries. The Parties agree that their respective representations, warranties, covenants, and agreements set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to and shall not confer upon any other Person any rights or remedies under this Agreement.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b) Specific Performance. The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (C) the right of specific enforcement is an integral part of the Transaction and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement on the basis that (i) the other Parties have an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance. The Parties further agree that (x) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.8 or anything set forth in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(i) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date shall be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

10.9 Governing Law. This Agreement, and all actions, claims, matters, proceedings or counterclaims (whether based on contract, tort, or otherwise) arising out of, relating to, or in connection with this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof or any Related Agreement (the “Relevant Matters”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 10.9 shall not apply to any Relevant Matter to the extent a Related Agreement selects dispute resolution, in which case, such dispute resolution provision in such Related Agreement shall control.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

10.11 Arbitration. Each party irrevocably acknowledges and agrees that any dispute, claim, or cause of action (whether based on contract, tort, or otherwise) that may result from, arise out of, be in connection with or relating to any Relevant Matters shall be finally settled by binding arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce then in effect by three arbitrators, with each of Parent and Seller being entitled to appoint one arbitrator, and the third arbitrator to be nominated by such first two arbitrators (or, if such an agreement is not reached, with the third arbitrator (and any other arbitrator that a party fails to appoint) being appointed in accordance with such Rules). The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English and all written materials in connection with such arbitration, including, but not limited to all pleadings and evidence, shall be in the English language. The arbitrator(s) shall apply the laws of the State of Delaware to the merits of any such dispute, claim, or cause of action (whether in contract, tort, or statute). The arbitrator shall have the power to decide all questions of arbitrability. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding. The arbitrator(s) shall enter an appropriate protective order to maintain the strict confidentiality of information produced or exchanged in the course of the arbitration proceedings, and all proceedings, awards, and related documents shall be kept confidential except as required by applicable Law or for enforcement purposes. The award must be in writing and state the reasons on which it is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary in this Section 10.11, any party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief without breach of this Section 10.11 and without any abridgment of the powers of the arbitrator(s) in the event of acts or breaches of this Agreement that such party believes may cause irreparable harm or with respect to which such party believes monetary damages would not provide adequate compensation. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 10.11 shall not apply to any Relevant Matter to the extent a Related Agreement selects a different governing Law with respect to such Relevant Matter, in which case, such governing Law provision in such Related Agreement shall control.

10.12 Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Parent Disclosure Letter or the Company and Seller Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Parent, Buyer, the Company or Seller, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of Parent, Buyer, the Company or Seller that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent.

10.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent executed and delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or other means of electronic signature (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.14 Designated Individual. Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that to the extent that any action or omission taken by the Person set forth on Section 10.14 of the Company and Seller Disclosure Letter (the “Designated Individual”) on or after the date hereof, or any action or omission of any other Person taken at the express written direction or with the consent of the Designated Individual on or after the date hereof, in each case, in the Designated Individual’s capacity as a director, officer or employee of Parent or Buyer or any of their respective Affiliates, would constitute a breach by Parent or Buyer of any covenant, agreement, representation or warranty in this Agreement or would result in any representation or warranty of by Parent or Buyer contained in this Agreement being inaccurate, such breach or inaccuracy shall be disregarded for all purposes under this Agreement. In addition, Parent and Buyer shall have no liability for any inaccuracy in, or breach of, any representation or warranty of Parent or Buyer in this Agreement if the Designated Individual had knowledge of such inaccuracy or breach prior to the Closing. Without limiting the generality of the foregoing, (a) neither Seller nor the Company shall have any right to rely on any failure of a condition set forth in Section 8.2 to be satisfied (or terminate this Agreement on the basis thereof) or claim any loss or damage or seek any other remedy (whether at law, in equity or otherwise) to the extent that such failure, loss or damage arises from any action or omission of Parent or Buyer taken by, at the express written direction of or with the consent of the Designated Individual on or after the date hereof, in each case, in the Designated Individual’s personal capacity or in their capacity as a director, officer or employee of Parent or Buyer or any Affiliate thereof and (b) the Designated Individual shall not be entitled to (i) waive any provision of this Agreement or any of the Related Agreements on behalf of Parent or Buyer or (ii) approve or consent to any action on behalf of, or enforce any right of, Parent or Buyer under this Agreement or the Related Agreements, provided, that, for the avoidance of doubt, nothing contained in this Section 10.14 will prohibit Seller from waiving any provision of this Agreement or any of the Related Agreements on behalf of Seller or the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’ Annunzio
Title: General Counsel and Secretary

BAKKT OPCO HOLDINGS, LLC

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel and Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

DISTRIBUTED TECHNOLOGIES RESEARCH GLOBAL LTD

By:	/s/ Akshay Naheta
Name: Akshay Naheta
Title: Chief Executive Officer

AKSHAY NAHETA

/s/ Akshay Naheta

Exhibit D

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2026, by and among Bakkt Opco Holdings, LLC, a Delaware limited liability company (“Buyer”), Bakkt Holdings, Inc., a Delaware corporation (“Parent”), Distributed Technologies Research Global Ltd, a private limited company incorporated in Cyprus (the “Company”), Akshay Naheta (“Seller”) and the undersigned beneficial owner (“Holder”). Unless context otherwise requires, capitalized terms used in this Agreement and not otherwise defined have the respective meanings ascribed to such terms in the Purchase Agreement, a copy of which is attached as Exhibit A.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of January 11, 2026 (the “Purchase Agreement”), by and among Buyer, Parent, the Company and Seller, Seller will sell, and Buyer will purchase, all of the outstanding Company Shares from the Seller (the “Share Purchase”);

WHEREAS, as of the date hereof, Holder beneficially owns the Company Shares set forth on the signature page hereto (collectively, the “Holder Shares”);

[WHEREAS, as of the date hereof, Seller, as nominee and custodian, possesses valid, legal title to the Holder Shares pursuant to (i) that certain Share Purchase and Custody Agreement dated as of [____] by and among Seller and Holder and (ii) that certain Share Purchase, Custody and Vendor Agreement dated as of [____] by and among Seller and Holder ((i) and (ii), together, the “Share Purchase and Custody Agreements”);]1

[WHEREAS, as of the date hereof, Seller, as nominee and custodian, possesses valid, legal title to the Holder Shares pursuant to that certain Share Purchase and Custody Agreement dated as of [____] by and among Seller and Holder (the “Share Purchase and Custody Agreement”);]2

WHERAS, pursuant to the Purchase Agreement, Holder will receive, (i) as consideration for each Holder Share, a number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Parent Consideration Shares”); provided that the Parent Consideration Shares shall remain subject to the release terms of the Share Purchase and Custody Agreement[s], and (ii) the pro rata portion attributable to Holder of the Top-up Consideration (if any); and

WHEREAS, in order to induce Buyer to complete the Transaction, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

Representations and Warranties of Holder. Except as set forth in the corresponding section of the Company and Seller Disclosure Schedule (subject to the terms of Section 10.12 of the Purchase Agreement):

[1]	Note to Draft: For holders party to a Share Purchase and Custody Agreement and Share Purchase, Custody and Vendor Agreement.
[2]	Note to Draft: For holders party to only a Share Purchase, Custody and Vendor Agreement.

(a) Holder (i) has had the opportunity to carefully read the Purchase Agreement, this Agreement and any other agreement to which Holder is, or is to be, a party in connection with the Share Purchase (each, a “Holder Agreement”) (if any) and (ii) understands Holder’s obligations hereunder and thereunder.

(b) Holder hereby makes the representations and warranties of Seller set forth in Sections 3.2 (Authority; Enforceability), 3.20 (Legal Proceedings; Orders), 3.27 (Brokers) and 3.31 (Investment Intent) of the Purchase Agreement, mutatis mutandis.

(c) Holder beneficially owns the Holder Shares (subject to, in the case of individuals, applicable community property laws, if any). Except as contemplated in the Purchase Agreement or the Organizational Documents of the Company, the Holder Shares are not, or as of the Closing will not be, subject to any Liens or any rights of first refusal of any kind, and Holder has not granted any rights to purchase such Holder Shares to any other Person. At the Closing, Buyer or Buyer Designee will receive full legal and beneficial title to such Holder Shares, free and clear of all Liens. As of the date hereof, other than the Holder Shares, Holder does not own, legally, of record or beneficially, nor have any other right, expectation or promise to receive or acquire, any other Company Shares. Except as contemplated by the Purchase Agreement or the Organizational Documents of the Company, Holder has not previously granted or agreed to grant any ongoing power of attorney in respect of the Holder Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such Holder Shares. There are no outstanding loans from the Company Group to Holder. Holder has not granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Holder Shares or any interest therein or entered into any Contract with respect thereto.

(d) Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e) If Holder is not a United States person (as defined by Section 7701(a)(30) of the Code), Holder hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Parent Consideration Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of the Parent Consideration Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, purchase, holding, redemption, sale, or transfer of the Parent Consideration Shares. Holder’s acquisition of and continued beneficial ownership of the Parent Consideration Shares will not violate any applicable securities or other laws of Holder’s jurisdiction.

2. Agreements of Holder.

(a) Holder hereby acknowledges and agrees that he, she or it is a “Company Beneficial Owner” under the Purchase Agreement and agrees to be bound by the provisions of the Purchase Agreement applicable to the Company Beneficial Owners, including the amount, form and allocation of the Consideration payable to the Seller which shall be allocated to the Company Beneficial Owners, including Holder, in accordance with Article II of the Purchase Agreement. Holder acknowledges and agrees that the Parent Consideration Shares and the Top-Up Consideration (if any) allocated to Holder in accordance with the Purchase Agreement shall be the sole and final consideration that Holder will be entitled to from the Company, Parent, Buyer or any other Person in respect of the Holder Shares. For the avoidance of doubt, nothing herein shall be construed to limit or otherwise affect any equity grants, incentive compensation or other grants awarded to Holder in connection with Holder’s employment with Parent from and following the Closing.

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(b) Unless otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clause (i)), Holder shall not (i) Transfer any Holder Shares or any interest therein, (ii) grant any option, warrant, call or any other right to purchase or otherwise acquire any Holder Shares or any interest therein or (iii) enter into any agreement with respect to any of the matters contemplated by the foregoing clauses (i) or (ii).

(c) Any Company Shares or other securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial or other ownership after the date of the Purchase Agreement and prior to the Closing, including by reason of (i) exercise, conversion or exchange of Company Shares or (ii) stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Holder Shares owned by the Holder as of the date hereof.

(d) Holder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Authority that (i) challenges the validity of or seeks to enjoin the operation of any provision of the Purchase Agreement, the Related Agreements, this Agreement or, if applicable, any other Holder Agreement or the consummation of the Share Purchase or the Transaction or (ii) alleges that any actions taken (or omitted) in connection with or in furtherance of the Share Purchase or the Transaction breaches any fiduciary duty, whether of the board of directors of the Company or any member thereof, of any officer of the Company.

(e) Until the Closing, the Seller’s obligations in Section 5.3 (No Solicitation) of the Purchase Agreement shall apply to Holder mutatis mutandis.

(f) Holder hereby covenants and agrees that Holder shall not, at any time during the term of this Agreement: (a) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, in any case with respect to any of the Holder Shares (or any other Company Shares that Holder may acquire or other securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial or other ownership after the date of the Purchase Agreement and prior to the Closing) that is inconsistent with Holder’s obligations pursuant to this Agreement, except for any such arrangements entered into with Seller or any of Seller’s Affiliates that executes and delivers to Parent an agreement with terms substantially equivalent to the applicable terms hereof (each such arrangement a “Seller Voting Arrangement”); or (b) take any action or enter into any agreement or undertaking other than a Seller Voting Arrangement, in each case that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement or that would, to Holder’s knowledge, make any representation or warranty contained herein untrue or incorrect.

(g) If at any time after the Closing, any further action is determined to be necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full right, title and possession to the Holder Shares, Holder will use reasonable efforts to take, or cause to be taken, all such necessary actions.

3. Miscellaneous.

Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder: (i) when delivered, if delivered personally to the intended recipient; (ii) upon receipt of proof of delivery, if delivered by an internationally recognized overnight courier service; or (iii) immediately upon delivery by electronic mail (provided, that no “bounce back”, unsuccessful delivery or similar message is received with respect thereto), in each case to the intended recipient as set forth below:

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if to Parent, Buyer or the Company, then as provided for in Section 10.2 of the Purchase Agreement; and

if to Holder, then to the address and electronic mail address for notice set forth on the signature page hereto.

Amendments. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto.

Entire Agreement. This Agreement, the Purchase Agreement and the documents and instruments specifically referred to herein or delivered pursuant hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Miscellaneous. Sections 1.3 (Certain Interpretations), 9.5 (Extension; Waiver), 10.3 (Assignment), 10.4 (Confidentiality), 10.6 (Third Party Beneficiaries), 10.7 (Severability), 10.8 (Remedies), 10.9 (Governing Law), 10.10 (Waiver of Jury Trial), 10.11 (Arbitration) and 10.13 (Counterparts) of the Purchase Agreement shall apply to Holder, as if Holder were the Seller under such provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

[[HOLDER - INDIVIDUAL]

Company Shares Beneficially Owned:

Address:

Email: ]

[[HOLDER - ENTITY]

By:

Name:
Title:

Company Shares Beneficially Owned:

Address:

Email: ]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

DISTRIBUTED TECHNOLOGIES RESEARCH GLOBAL LTD

By:

Name:
Title:

AKSHAY NAHETA

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

BAKKT HOLDINGS, INC.

By:

Name:
Title:

BAKKT OPCO HOLDINGS, LLC

By:

Name:
Title:

Schedule 2.6

Share Allocation

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 2.6-1

Schedule 8.1(d)

Financial Regulatory Governmental Authorizations

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 8.1(d)-1